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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Zenith National Insurance Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Zenith National Insurance Corp. 21255 Califa Street Woodland Hills, California 91367 Telephone (818) 713-1000

            NOTICE OF ANNUAL MEETING

        The Annual Meeting of Stockholders of Zenith National Insurance Corp. ("Zenith") will be held at the corporate offices of Zenith located at 21255 Califa Street, Woodland Hills, California 91367, on Wednesday, May 13, 2009, at 9:00 AM (Pacific Time), for the following purposes:

  1.
  To elect a Board of nine (9) directors.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as Zenith's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009.

  3.
  To transact such other business as may properly come before the meeting and any adjournments thereof.

        Stockholders of record at the close of business on March 16, 2009, the record date fixed by the Board of Directors for the Annual Meeting, are entitled to notice of, and to vote at, such meeting.

By Order of the Board of Directors
/s/ HYMAN J. LEE JR. Hyman J. Lee Jr. Vice President and Secretary

Woodland Hills, California
Dated: March 24, 2009

        STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING POSTPAID AND PRE-ADDRESSED ENVELOPE OR TO VOTE BY TELEPHONE OR THROUGH THE INTERNET. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE EXERCISE THEREOF AT THE ANNUAL MEETING BY WRITTEN NOTICE TO ZENITH, AND STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

Page
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS ZENITH'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009 (Item 2 on Proxy Card)	55
INFORMATION RELATING TO INDEPENDENT AUDITORS AND THEIR FEES	55
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS	56
CODE OF BUSINESS CONDUCT	56
RELATED PERSON TRANSACTIONS APPROVAL POLICY AND PROCEDURES	57
STOCKHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF STOCKHOLDERS	57

ZENITH NATIONAL INSURANCE CORP.
21255 Califa Street
Woodland Hills, California 91367

PROXY STATEMENT

 VOTING

        We are furnishing this Proxy Statement in connection with the solicitation by the Board of Directors (the "Board") of Zenith National Insurance Corp. ("Zenith") of proxies to be voted at the Annual Meeting of Stockholders of Zenith to be held on Wednesday, May 13, 2009, at 9:00 AM (Pacific Time) and at any adjournments thereof (the "Annual Meeting"). You may vote by proxy as follows: (i) by mailing the accompanying proxy card, (ii) by telephone or (iii) through the internet. Instructions for voting by mail, by telephone or through the internet are contained on the accompanying proxy card. If you give your proxy without voting instructions, your shares will be counted as a vote for each Director-nominee and for each of the proposals described in this Proxy Statement. You may revoke the proxy that you give pursuant to this solicitation at any time prior to its exercise at the Annual Meeting by written notice to us and, in such event, you may vote in person instead of by proxy at the Annual Meeting. To attend and vote at the Annual Meeting, you will need to present photo identification and identify yourself as a stockholder. If you are not the holder of record of your shares and they are held in "street name" through a broker, nominee or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record for you to vote at the meeting.

        The approximate date on which this Proxy Statement and accompanying proxy card are first being sent to stockholders is March 24, 2009.

        In addition to solicitation of proxies by mail, officers and regular employees of Zenith and its corporate subsidiaries may solicit proxies by appropriate means, but will not receive additional compensation for such solicitation. The corporate subsidiaries of Zenith are Zenith Insurance Company ("Zenith Insurance"), Zenith of Nevada, Inc., Zenith Development Corp., Zenith Insurance Management Services, Inc. and ZNAT Insurance Company. The cost of this solicitation will be borne by us. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for expenses incurred in forwarding solicitation materials to stockholders. We have also retained Georgeson Inc. to aid in the solicitation of proxies at a cost of $8,500 plus expenses.

        Only stockholders of record at the close of business on March 16, 2009, the record date for the Annual Meeting (the "Record Date"), are entitled to notice of and to vote at such meeting. On such date, there were 37,785,338 outstanding shares of our common stock, $1.00 par value per share (the "Common Stock"), including 450,580 shares of unvested restricted stock. (See page 40 of this Proxy Statement for a description of restricted stock.)

        The presence, in person or by proxy, of stockholders holding a majority of the issued and outstanding shares of Common Stock entitled to vote shall constitute a quorum and each share of Common Stock entitles the record holder to one vote on each matter, except as set forth in the next paragraph regarding cumulative voting for directors of Zenith ("Directors").

        Cumulative Voting for Directors.    With respect to the election of Directors only, each stockholder may cumulate his or her votes with respect to candidates whose names have been placed in nomination prior to the vote if, but only if, any stockholder has given notice at the Annual Meeting prior to voting of his or her intention to cumulate his or her votes. If there is cumulative voting for Directors, the votes that you will be able to cast in the election of Directors will be equal to the number of shares you hold multiplied by the number of Directors to be elected. You will then be entitled to either 1) give one candidate all such votes or 2) distribute the votes among the Director-nominees. For example, if you have 1,000 shares and nine Director-nominees are standing for election, you will have 9,000 votes. You may then cast all 9,000 votes for one Director-nominee or distribute the 9,000 votes among all or any number of the Director-nominees. If there is cumulative voting for the election of Directors, the holder of any proxy given pursuant to this solicitation will have the authority to cumulate the votes represented by the shares covered by the proxy and to distribute the votes among the candidates in the proxy holder's discretion, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld. Whether there is cumulative voting or not, Directors are elected by a plurality of the votes cast.

        We have retained Computershare Investor Services as an independent inspector of elections and vote tabulator. It will count all votes cast in person, by proxy or by written consent at the meeting. Abstentions will be treated as votes cast against a proposal. If you hold your shares in "street name" through a broker or other nominee and do not provide specific voting instructions with respect to any matter, your broker or nominee will have discretionary authority to vote on routine matters, such as the election of Directors and ratification of the selection of the independent registered public accounting firm.

        The Board knows of no other matter to come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any other matter properly comes before the meeting, it is the intention of each of the persons named in the accompanying proxy to vote proxies that they receive in accordance with his discretion. Any such other matter submitted for stockholder approval requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

For Zenith's Current and Former Employees:

        The shares on your proxy card represent all of your shares of Common Stock that the records of Zenith's transfer agent indicate that you hold of record, shares allocated to your account in Zenith's 401(k) Plan and shares allocated to your account in Zenith's Employee Stock Purchase Plan ("ESPP"). When you return the proxy card or when you vote by telephone or through the internet, you are voting all of such shares as a group.

        If you participated in Zenith's 401(k) Plan, when you return the proxy card or when you vote by telephone or through the internet, you are giving voting instructions as to the number of shares allocated to your 401(k) Plan account as of the record date. The Charles Schwab Trust Company ("Schwab Trust"), the trustee under the plan, will vote your shares in accordance with your duly executed instructions if they are received by the time shown on the proxy card. If you do not send instructions by the deadline or if you do not vote by proxy or your proxy card is returned with unclear voting instructions, Schwab Trust will vote the number of shares allocated to your 401(k) account in the same proportion that other 401(k) Plan participants vote their shares.

        If you participated in the ESPP, when you return the proxy card or when you vote by telephone or through the internet, you are giving voting instructions as to the number of shares allocated to your ESPP account as of the record date. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), which holds the ESPP shares in a broker's account for the benefit of participants in the ESPP, will vote your shares in accordance with your duly executed instructions if they are received by the time shown on the proxy card. If you do not send instructions by the deadline or if you do not vote by proxy or return your proxy card with unclear voting instructions, Merrill Lynch will not vote the shares allocated to your ESPP account.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2009:

THE PROXY STATEMENT AND THE ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT
WWW.EDOCUMENTVIEW.COM/ZENITH

 SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table contains certain information as of March 16, 2009 as to: (1) all persons who, to our knowledge, were the beneficial owners of more than 5% of the outstanding shares of Common Stock; (2) each of the Executive Officers named in the Summary Compensation Table ("Named Executive Officers"); (3) each of the Directors; and (4) all Executive Officers and Directors as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Gilder, Gagnon, Howe & Co. LLC(2) 1775 Broadway, 26th Floor New York, NY 10019	4,484,078	11.9%
Barclays Global Investors, NA, et. al.(3) 400 Howard St. San Francisco, CA 94105	3,453,757	9.1%
Stanley R. Zax(4) 21255 Califa St. Woodland Hills, CA 91367	806,567	2.1%
Michael Wm. Zavis(5) 525 West Monroe St., Suite 1600 Chicago, IL 60661	22,957	*
Catherine B. Reynolds(6) 1676 International Drive, #501 McLean, VA 22102	19,595	*
Alan I. Rothenberg(7) 1875 Century Park East, Suite 1450 Los Angeles, CA 90067	17,250	*
Max M. Kampelman(8) 1001 Pennsylvania Ave. N.W. Washington, D.C. 20004	16,738	*
William S. Sessions(9) 2099 Pennsylvania Ave. N.W., Suite 100 Washington, D.C. 20006	13,441	*
Robert J. Miller(10) 900 South Pavilion Center Dr. Las Vegas, NV 89144	9,250	*
Fabian Nuñez(11) 1801 L Street, Suite 239 Sacramento, CA 95814	1,150	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Jerome L. Coben(12) 5482 Wilshire Blvd., #1579 Los Angeles, CA 90036	680	*
Keith E. Trotman(13) 21255 Califa St. Woodland Hills, CA 91367	87,519	*
Jack D. Miller(14) 21255 Califa St. Woodland Hills, CA 91367	61,049	*
Robert E. Meyer(15) 21255 Califa St. Woodland Hills, CA 91367	53,516	*
Kari L. Van Gundy(16) 21255 Califa St. Woodland Hills, CA 91367	40,917	*
All Executive Officers and Directors as a group (15 persons)(17)	1,248,935	3.3%

*
Less than 1%

(1)
Subject to applicable community property and similar statutes.

(2)
On February 17, 2009, Amendment No. 5 to a Statement on Schedule 13G was filed with the Securities and Exchange Commission (the "Commission") by Gilder, Gagnon, Howe & Co. LLC ("Gilder Gagnon"), a Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Information in the table and this footnote is based solely on such filing. The filing indicates that the 4,484,078 shares consist of 1,843,514 shares held in customer accounts over which the partners and/or employees of Gilder Gagnon have discretionary authority to dispose of or direct the disposition of shares, 2,607,435 shares held in accounts owned by partners of Gilder Gagnon and their families and 33,129 shares held in Gilder Gagnon's profit sharing plan account. The filing indicates that Gilder Gagnon has sole voting power over 33,129 shares, no voting power over 4,450,949 shares, sole dispositive power over 33,129 shares and shared dispositive power over 4,450,949 shares.

(3)
On February 5, 2009, a Statement on Schedule 13G was filed with the Commission jointly by Barclays Global Investors, NA (a Bank as defined in Section 3(a)(6) of the Exchange Act); Barclays Global Fund Advisors (an Investment Adviser in accordance with CFR 240.13d(b)(1)(ii)(E)); Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG (each, a Non-U.S. institution, in accordance with CFR 240.13d-1(b)(1)(ii)(J)). Information in the table and this footnote is based solely on such filing. The filing indicates that a total of 3,453,757 shares are held by the Reporting Persons, as shown below, and that voting power and dispositive power with respect to such shares are as follows:

Reporting Person	Shares Beneficially Owned	Sole Voting Power	Sole Dispositive Power
Barclays Global Investors, NA	763,640	642,336	763,640
Barclays Global Fund Advisors	2,664,854	2,240,775	2,664,854
Barclays Global Investors, Ltd	25,263	1,440	25,263
Barclays Global Investors Japan Limited	—	—	—
Barclays Global Investors Canada Limited	—	—	—
Barclays Global Investors Australia Limited	—	—	—
Barclays Global Investors (Deutschland) AG	—	—	—

Aggregate	3,453,757	2,884,551	3,453,757
(4)
Chief Executive Officer and Director of Zenith.

(5)
Director of Zenith. Number of shares shown includes 7,000 shares held in an irrevocable trust on which Mr. Zavis is the beneficiary, 6,707 shares held in an irrevocable trust on which Mr. Zavis' spouse is the beneficiary, as to which shares Mr. Zavis disclaims beneficial ownership, and 4,750 shares of unvested restricted stock awarded pursuant to the Restricted Stock Plan, as to which shares Mr. Zavis has sole voting power, but no dispositive power.

(6)
Director of Zenith. Number of shares shown includes 9,140 shares held by Ms. Reynolds' spouse and 1,205 shares held by Ms. Reynolds' spouse's Individual Retirement Account, as to both of which holdings Ms. Reynolds disclaims beneficial ownership, and 4,750 shares of unvested restricted stock awarded pursuant to the Restricted Stock Plan, as to which shares Ms. Reynolds has sole voting power, but no dispositive power.

(7)
Director of Zenith. Number of shares shown includes 5,000 shares held in Mr. Rothenberg's pension trust, for which he is trustee, and 4,750 shares of unvested restricted stock awarded pursuant to the Restricted Stock Plan, as to which shares Mr. Rothenberg has sole voting power, but no dispositive power.

(8)
Director of Zenith. Number of shares shown includes 4,750 shares of unvested restricted stock awarded pursuant to the Restricted Stock Plan, as to which shares Mr. Kampelman has sole voting power, but no dispositive power.

(9)
Director of Zenith. Number of shares includes of 2,191 shares held in Mr. Sessions' Simplified Employee Pension—Individual Retirement Account and 4,750 shares of unvested restricted stock awarded pursuant to the Restricted Stock Plan, as to which shares Mr. Session has sole voting power, but no dispositive power.

(10)
Director of Zenith. Number of shares shown includes 4,750 shares of unvested restricted stock awarded pursuant to the Restricted Stock Plan, as to which shares Mr. Miller has sole voting power, but no dispositive power.

(11)
Director of Zenith. Number of shares shown consists of 1,150 shares of unvested restricted stock awarded pursuant to the Restricted Stock Plan, as to which shares Mr. Nuñez has sole voting power, but no dispositive power.

(12)
Director of Zenith. Number of shares shown consists of 680 shares of unvested restricted stock awarded pursuant to the Restricted Stock Plan, as to which shares Mr. Coben has sole voting power, but no dispositive power.

(13)
Executive Officer of Zenith. Number of shares shown includes 1,750 shares held in his spouse's trust, for which Mr. Trotman is a trustee, and as to which shares he disclaims beneficial ownership, 13,769 shares allocated to Mr. Trotman's account in Zenith's 401(k) Plan as of March 16, 2009, and 32,000 shares of unvested restricted stock awarded pursuant to the Restricted Stock Plan, as to which shares Mr. Trotman has sole voting power, but no dispositive power.

(14)
Executive Officer of Zenith. Number of shares shown includes 1,049 shares allocated to Mr. Miller's account in Zenith's 401(k) Plan as of March 16, 2009, and 35,000 shares of unvested restricted stock awarded pursuant to the Restricted Stock Plan, as to which shares Mr. Miller has sole voting power, but no dispositive power.

(15)
Executive Officer of Zenith. Number of shares shown includes 1,043 shares allocated to Mr. Meyer's account in Zenith's 401(k) Plan as of March 16, 2009, and 27,500 shares of unvested restricted stock awarded pursuant to the Restricted Stock Plan, as to which shares Mr. Meyer has sole voting power, but no dispositive power.

(16)
Executive Officer (Chief Financial Officer) of Zenith. Number of shares shown includes 687 shares allocated to Ms. Van Gundy's account in Zenith's 401(k) Plan as of March 16, 2009, and 31,250 shares of unvested restricted stock awarded pursuant to the Restricted Stock Plan, as to which shares Ms. Van Gundy has sole voting power, but no dispositive power.

(17)
Number of shares shown includes 16,548 shares allocated to Zenith's 401(k) Plan accounts of Executive Officers as of March 16, 2009 and 223,580 shares of unvested restricted stock awarded pursuant to the Restricted Stock Plan, as to which shares of unvested restricted stock the Directors and Executive Officers have sole voting power, but no dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act and the regulations of the Commission thereunder require Zenith's Executive Officers and Directors, and persons who own more than ten percent of a registered class of Zenith's equity securities, to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange (the "NYSE") and to furnish Zenith with copies of all such forms they file.

        Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons, Zenith believes that, during the year ended December 31, 2008, its Executive Officers, Directors and 10% stockholders complied with all applicable filing requirements, except that a Form 4 reporting the purchase of 9,140 shares by the spouse of Ms. Catherine Reynolds, a Director, was filed four days late.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

        Gerald Tsai, Jr., who had served as a Director since 1991, died on July 9, 2008. Mr. Tsai served on the Audit Committee (for which he was designated the Audit Committee Financial Expert) and as Chairman of the Compensation Committee. Leon E. Panetta, who had served as a Director since 2000, resigned from the Board on February 2, 2009 in order to accept appointment as Director of the Central Intelligence Agency of the United States of America and will therefore not be standing for re-election. Mr. Panetta served on the Audit Committee and on the Nominating and Corporate Governance Committee.

        It is the intention of the persons named in the accompanying proxy, unless otherwise specifically instructed by the person giving the proxy, to vote each proxy received by them for the election of the nominees listed in the table below as Directors. If there is cumulative voting in the election of Directors, as set forth in the paragraph entitled "Cumulative Voting for Directors" under "Voting" above, such persons may distribute the votes represented by each proxy among such nominees in such proportion as determined in their discretion, unless the person giving the proxy specifically instructed otherwise.

        All nominees have consented to being named in this Proxy Statement and have indicated their intention to serve if elected. In the unanticipated event that any of the nominees becomes unable to serve as a Director, the proxies will be voted for a substitute nominee in accordance with the discretion of the person or persons voting them.

        Once elected, a Director serves until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

        The Nominating and Corporate Governance Committee of the Board recommended the nominees for Director listed below to the Board, which then designated them as nominees for Director. The information with respect to each nominee is as supplied or confirmed by such nominee.

Name	Age	Served as Director Since	Positions and Offices held with Zenith	Principal Occupations and Employment During Past Five Years	Also serves as a Director of the following Public Companies
Jerome L. Coben(1)	64	February 2009	Director of Zenith and Zenith Insurance; Member of Audit Committee; Member of Healthcare Committee	Attorney; Partner, Zeughauser Group since January 2009; Partner from March 1983 through December 2008 (including a period of time as Managing Partner of the Los Angeles Office), Skadden, Arps, Slate, Meagher & Flom LLP	None
Max M. Kampelman	88	February 1989	Director of Zenith and Zenith Insurance; Chairman of Nominating and Corporate Governance Committee	Attorney; Of Counsel, since March 1991, and Partner, January 1989 to March 1991, Fried, Frank, Harris, Shriver & Jacobson LLP; Counselor of the Department of State and Head of the U.S. Delegation to Negotiations on Nuclear and Space Arms with the Soviet Union, January 1985 to January 1989	None
Robert J. Miller	63	February 1999	Director of Zenith and Zenith Insurance; Chairman of Compensation Committee; Member of Nominating and Corporate Governance Committee	Attorney; Principal, Dutko Worldwide since July 2005; Senior Partner, Jones Vargas, January 1999 to July 2005; Governor of Nevada for the ten years prior to January 1999	International Game Technology; Newmont Mining Corporation; Wynn Resorts, Limited

Name	Age	Served as Director Since	Positions and Offices held with Zenith	Principal Occupations and Employment During Past Five Years	Also serves as a Director of the following Public Companies
Fabian Nuñez(1)	42	December 2008	Director of Zenith and Zenith Insurance; Chairman of Healthcare Committee; Member of Nominating and Corporate Governance Committee	Partner and Co-Chair, Mercury Public Affairs LLC since December 2008; California State Assemblyman from December 2002 to November 2008 (served as Speaker from February 2004 to May 2008)	None
Catherine B. Reynolds	51	May 2004	Director of Zenith and Zenith Insurance; Member of Audit Committee; Member of Compensation Committee	Chairman and CEO, The Catherine B. Reynolds Foundation since 2000; Chairman and CEO, EduCap Inc. for more than the past five years; Founder of Servus Financial Corporation (of which she was Chairman for more than five years prior to its sale in 2000)	None
Alan I. Rothenberg	69	September 2002	Director of Zenith and Zenith Insurance; Member of Audit Committee; Member of Compensation Committee; Member of Healthcare Committee	Attorney; Chairman and CEO, 1st Century Bancshares, Inc.; Chairman (since 2002) and CEO (2006 to January 2008), 1st Century Bank, N.A.; Chairman, Premier Partnerships since 2003; Partner, Latham & Watkins LLP, 1990 to 2000	California Pizza Kitchens, Inc.; 1st Century Bancshares, Inc.
William S. Sessions	78	September 1993	Director of Zenith and Zenith Insurance; Member of Nominating and Corporate Governance Committee	Attorney, Holland & Knight LLP since September 2000 and Sessions & Sessions, L.C., March 1995 to August 2000; Security Consultant since July 1993; Director, Federal Bureau of Investigation, 1987 to 1993; U.S. District Court Judge, 1974 to 1987	None
Michael Wm. Zavis	71	September 1998	Director of Zenith and Zenith Insurance; Lead Independent Director of Zenith; Chairman of Audit Committee; Member of Compensation Committee	Attorney; Retired Founding Partner since March 2001, and for more than five years prior thereto, Co-Managing Partner, Katten Muchin Rosenman LLP	None
Stanley R. Zax	71	July 1977	Chairman of the Board and President of Zenith and Chairman of the Board of Zenith Insurance for more than the past thirty years; President of Zenith Insurance, 1978 to 2005.		None

(1)
Mr. Coben was appointed a Director on February 5, 2009 and Mr. Nuñez was appointed a Director on December 1, 2008. Each is included as a Director-nominee upon the recommendation of Mr. Zax, Zenith's Chief Executive Officer, to the Nominating and Corporate Governance Committee.

        The election of Directors will be decided by the affirmative votes of a plurality of all votes cast at the Annual Meeting. (See also the discussion on cumulative voting in the paragraph entitled "Cumulative Voting for Directors" under "Voting" above.)

        OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

 CORPORATE GOVERNANCE GUIDELINES

        The Corporate Governance Guidelines of Zenith were last revised and readopted by the Board on December 4, 2008. A copy of the current Guidelines is posted on Zenith's website, www.thezenith.com, and is also available in print to stockholders upon written request addressed to: Corporate Secretary, Zenith National Insurance Corp., 21255 Califa St., Woodland Hills, California 91367.

        The following summarizes certain important facts about the Board and its functioning:

Number of Directors on the Board	9
Average Age of Directors	66
Number of Independent Directors	8
Lead Independent Director	Yes
Independent Audit Committee	Yes
Independent Compensation Committee	Yes
Number of Board Meetings held each year	4
Corporate Governance Guidelines approved by the Board	Yes
Outside Independent Directors meet without management	Yes
Annual Board Self-Evaluation	Yes
Annual Review of Independence of Board Members	Yes
Charters for all Board Committees	Yes
Annual Equity Grant to Non-employee Directors	Yes
Corporate Compliance Program	Yes
Disclosure Committee for Financial Reporting	Yes
Code of Business Conduct (including ethics)	Yes
Code of Ethics for Senior Financial Officers	Yes
Related Person Transactions Policy	Yes
Stock Ownership Guidelines for Directors	Yes

BOARD MEETINGS

        The Board communicated frequently during the year ended December 31, 2008 and held four meetings. It also acted once by unanimous written consent. In 2008, Zenith's Board had three standing committees of its members: a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee. In 2008, each Director attended at least seventy-five percent of the meetings of the Board and of any committees thereof on which such Director served. On February 5, 2009, the Board formed a new standing committee, the Healthcare Committee. (Please see page 17 of this Proxy Statement for a description of the Healthcare Committee.)

INDEPENDENCE OF DIRECTORS

        The Board is composed entirely of independent Directors, except for Mr. Zax, who serves as Chairman of the Board and President of Zenith (and in this capacity is the Chief Executive Officer of Zenith), and is an employee of Zenith Insurance, a wholly-owned subsidiary of Zenith.

        The Board has established certain guidelines that conform to the NYSE listing standards and other applicable laws, rules and regulations to assist it in determining independence. Employing these guidelines, the Board makes an annual determination as to the independence of each Director.

        In determining independence, the Board evaluates whether Directors have any material relationships with Zenith and considers all relevant facts and circumstances. In making an independence determination, the Board will consider the facts and circumstances not merely from the standpoint of the Director, but also from the standpoint of persons or organizations with which the Director is affiliated.

        The Board has established that charitable donations and political contributions by Zenith to an entity or organization with which a Director or his or her immediate family member is associated shall not be considered material and shall not affect a Director's independence if the donations or contributions meet either of the following exceptions:

  •
  The donations are made to a not-for-profit or charitable organization and during the past three calendar years, Zenith's donations to such organization in any calendar year did not exceed $100,000; or

  •
  The contributions are made for the purpose of influencing or attempting to influence the election of a federal, state or local candidate for political office or the passage of a ballot initiative and are made to a committee registered under applicable campaign finance laws and regulations and during the past three calendar years, Zenith's contributions to such committee in any calendar year did not exceed $50,000.

        Based on the applicable standards and the exceptions set forth above (which are contained in Zenith's Corporate Governance Guidelines posted on Zenith's website, www.thezenith.com), each of the Directors other than Mr. Zax was determined to be independent. In the past three years, only two of the Director-nominees had a relationship with Zenith that was not within the foregoing categorical exceptions and in each instance, the relationship was determined by the Board to be immaterial. Mr. Coben was a partner through the end of 2008 with a law firm that provided legal services to Zenith; however, the percentage of partnership income that he received in each of the previous three years attributable to Zenith was immaterial. Mr. Nunez received politically related contributions and gifts from Zenith that were reported under campaign finance laws. The Board determined such contributions and gifts to be immaterial in amount.

        No Executive Officer of Zenith serves on the Compensation Committee or on the board of directors of a company that employs a Director or his or her immediate family member.

LEAD INDEPENDENT DIRECTOR

        In 2005, the Board designated Mr. Zavis as Lead Independent Director with responsibility for presiding at the executive sessions of the Board, communicating to the Chairman of the Board such matters arising out of the executive sessions as the Directors may desire to be communicated to him, and undertaking such further duties as may be determined by the Board, the Chairman of the Board and Mr. Zavis.

EXECUTIVE SESSIONS OF THE BOARD OF DIRECTORS

        The Board meets regularly every quarter in an executive session of non-management Directors presided over by the Lead Independent Director. No member of management participates in these sessions of non-management Directors. Because all non-management Directors are also independent, no similar executive sessions of only independent Directors are necessary.

 COMMUNICATIONS TO THE BOARD OF DIRECTORS

        The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact by mail any member (or all members) of the Board (including without limitation the non-management Directors as a group), the Lead Independent Director, any Board committee or any chair of any such committee. To communicate with the Board, any individual Director or any group or committee of Directors, written correspondence should be addressed to the Board or any such individual Director or group or committee of Directors by either name or title. All such correspondence should be sent in care of the following: Corporate Secretary, Zenith National Insurance Corp., 21255 Califa St., Woodland Hills, California 91367.

        All communications received pursuant to the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of further processing in accordance with the process established by the Board. Unless the communication is bulk mail, sales/marketing material, an employment inquiry or clearly misdirected, a copy of the contents will be made and retained by the Corporate Secretary and the contents will be promptly forwarded to the addressee. In the case of communications to the Board or any group or committee of Directors, the Corporate Secretary will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

        In addition, the Audit Committee has established a toll free telephone number for Zenith's employees to register anonymous complaints or concerns regarding accounting, internal accounting controls or auditing matters. Messages left at this telephone number, which is operated by a third party, are transcribed and forwarded to the Corporate Compliance Officer and to the Chairman of the Audit Committee. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received in this manner as well as those directed in care of the Corporate Secretary.

ATTENDANCE OF DIRECTORS AT ANNUAL MEETINGS OF STOCKHOLDERS

        The Board has established a policy that invites and encourages Directors to attend the Annual Meeting of Stockholders. All nine of the then incumbent Directors were in attendance at the last Annual Meeting of Stockholders held on May 13, 2008.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS

        In 2007, the Board adopted voluntary minimum levels of ownership of Common Stock for Directors (including the Chairman of the Board/Chief Executive Officer) as follows:

Market Value of Zenith Common Stock
Directors	3 × Annual Base Fee for Board Service
Chairman/CEO	3 × Annual Base Salary

        In addition, until a given Director has attained this minimum level of ownership, he or she is to retain at least 25% of his or her restricted stock upon vesting. Existing Directors at the time the Guidelines were adopted are to endeavor to meet these guidelines by September 1, 2012 and new Directors are to endeavor to meet these guidelines within five years of the date he or she becomes a Director. The Annual Base Fee and Annual Base Salary refer to the fee and salary in effect at the time the Guidelines were adopted, namely $75,000 and $2,000,000, respectively.

COMPENSATION COMMITTEE

        The Compensation Committee presently consists of Messrs. Miller (Chairman), Rothenberg and Zavis and Ms. Reynolds. (Mr. Tsai was Chairman of the committee at the time of his death on July 9, 2008 and subsequent to his death, the Board appointed Mr. Miller Chairman of the committee and also appointed Ms. Reynolds to the committee.) This committee discharges the Board's responsibilities relating to compensation, including: (1) establishing, implementing and reviewing policies relating to, and the goals and objectives of, compensation plans and practices for Zenith's Executive Officers; (2) evaluating the performance of Zenith's Executive Officers in light of established compensation goals and practices and setting appropriate compensation levels based on this evaluation; (3) providing for the administration of Executive Officer compensation plans and practices (and discharging any duties or responsibilities imposed on the Compensation Committee thereby); (4) reviewing Zenith's general compensation, equity compensation, and incentive compensation plans and their goals and objectives; (5) amending Zenith's general compensation, equity compensation and incentive compensation plans; (6) performing any duties assigned to the Compensation Committee under Zenith's general compensation, equity compensation and incentive compensation plans; (7) evaluating compensation levels for non-employee members of the Board; (8) reviewing and discussing with management Zenith's Compensation Discussion and Analysis for inclusion in Zenith's proxy statement; and (9) preparing the Compensation Committee Report as required by the rules of the Commission. As part of its duties, the Compensation Committee administers the Executive Officer Bonus Plan, a performance-based compensation plan approved by stockholders, and the Restricted Stock Plan. The Compensation Committee held four meetings in 2008. The Compensation Committee has not delegated any of its authority to others.

        The Charter for the Compensation Committee was last revised and readopted by the Board on December 6, 2007. A copy of the current Charter is posted on Zenith's website, www.thezenith.com, and is also available in print to stockholders upon written request addressed to: Corporate Secretary, Zenith National Insurance Corp., 21255 Califa St., Woodland Hills, California 91367.

        Each member of the Compensation Committee is a "non-employee director" as defined under Rule 16b-3 of the Exchange Act and is also an "outside" director as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), as well as being an independent director under the NYSE listing standards and other applicable laws, rules and regulations.

Compensation Committee Process and Procedures

        The Compensation Committee determines the compensation (specifically, fees and awards of restricted stock) to be paid to non-employee Directors for service on the Board, on Board committees and as committee chairs. In most instances, the Compensation Committee receives suggestions on the level of compensation for non-employee Directors from Mr. Zax, the Chief Executive Officer, or from other members of the Board. These suggestions are then considered by the Compensation Committee as part of establishing any changes to the compensation for non-employee Directors.

        In establishing the compensation for Zenith's Executive Officers, other than Mr. Zax (who is the Chief Executive Officer), the Compensation Committee receives and considers recommendations from Mr. Zax, together with an explanation of his recommendations. The Compensation Committee evaluates Mr. Zax's recommendations in light of Zenith's performance and its goals, as well as the Executive Officer's performance, and either accepts, modifies or rejects Mr. Zax's recommendations. In establishing the compensation for Mr. Zax, the Compensation Committee usually meets with Mr. Zax and discusses his performance, as reflected in Zenith's performance, stockholder value, significant undertakings, posture in the industry and positioning for the future. Mr. Zax's compensation is evaluated based on the foregoing, after which the Compensation Committee arrives at an appropriate level of compensation for him. (See "Compensation Discussion and Analysis for 2008" in this Proxy Statement for more detail.)

        In establishing the compensation for non-employee Directors, the Compensation Committee usually relies on the experience and knowledge of its members and may consider surveys or studies. It does not engage the services of any compensation consultants. Similarly, in determining the appropriate level of compensation for Mr. Zax and the other Executive Officers, the Compensation Committee does not utilize benchmarking or surveys or the services of compensation consultants, but relies on the experience and knowledge of its members. The Compensation Committee consists of four members. Three are attorneys, one of whom served as Governor of Nevada, another was a founding partner of a national business law firm and the third was a senior partner in a major firm, as well as being involved in a number of business and sports-related ventures. The fourth member was the founder and chief executive officer of a successful national lender to students pursuing higher education. Further, with respect to any action for which the Compensation Committee is granted authority to take, the Compensation Committee may, in its discretion, elect to recommend action to the Board, rather than take action itself, to the extent permitted by applicable law or stock exchange regulations.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

        The Nominating and Corporate Governance Committee presently consists of Messrs. Kampelman (Chairman), Miller, Nuñez and Sessions. (Mr. Panetta was a member of the committee at the time of his resignation on February 2, 2009 and subsequent to his resignation, the Board appointed Mr. Nuñez to the committee.) The primary purpose of this committee is to assist the Board in identifying, and recommending to the Board for nomination, qualified individuals to serve as members of the Board and committees of the Board. The committee is also responsible for: (1) developing and recommending to the Board a set of corporate governance principles applicable to Zenith; (2) reviewing those principles adopted by the Board at least annually to assure that they are appropriate for Zenith and consistent with applicable laws, rules and regulations; and (3) overseeing the evaluation of the Board as a whole and the management of Zenith, including the Chief Executive Officer of Zenith. The Nominating and Corporate Governance Committee held four meetings in 2008.

        The Charter for the Nominating and Corporate Governance Committee was last revised and readopted by the Board on February 10, 2005. A copy of the current Charter is posted on Zenith's website, www.thezenith.com, and is also available in print to stockholders upon written request addressed to: Corporate Secretary, Zenith National Insurance Corp., 21255 Califa St., Woodland Hills, California 91367.

        Each member of the Nominating and Corporate Governance Committee is an independent director under the NYSE listing standards and other applicable laws, rules and regulations.

Identifying and Evaluating Director-Nominees

        From time to time, candidates for membership on the Board may be suggested to the Nominating and Corporate Governance Committee. The suggestions may be from members of the Board, Zenith's management, Zenith's stockholders or other sources (a "Sponsor") and may be either unsolicited or in response to requests from the Nominating and Corporate Governance Committee for such candidates. The committee may also, from time to time, if deemed necessary, retain firms that specialize in identifying director candidates.

        It is the policy of the Nominating and Corporate Governance Committee that the same criteria for a candidate's membership on the Board be applied irrespective of his or her Sponsor, except that in considering candidates recommended by stockholders, the committee may take into account the number of shares owned by the recommending stockholder and the length of time of ownership.

        The Nominating and Corporate Governance Committee has established polices and procedures for a stockholder to suggest a candidate to the committee and for such candidate's evaluation by the committee. To suggest a candidate to the committee, a stockholder must submit the recommendation in writing and must include the following information:

  •
  The name of the stockholder and evidence of his or her ownership of Common Stock, including the number of shares owned and the length of time of ownership; and

  •
  The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Director and the candidate's consent to be named as a Director if selected by the committee and nominated by the Board.

        The stockholder recommendation and information described above must be sent to the Chairman of the Nominating and Corporate Governance Committee in care of: Corporate Secretary, Zenith National Insurance Corp., 21255 Califa St., Woodland Hills, California 91367. The committee will accept recommendations of candidates throughout the year. In order to be considered for nomination to stand for election at an upcoming Annual Meeting of Stockholders, such recommendation must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of Zenith's most recent Annual Meeting of Stockholders.

        Upon receipt of a recommendation of a candidate for membership on the Board from a Sponsor, the Nominating and Corporate Governance Committee will evaluate the candidate by taking into consideration the needs of the Board and the qualifications of the candidate.

        The Nominating and Corporate Governance Committee believes that the minimum qualifications for service as a Director are that a nominee possesses an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board's oversight of the business and affairs of Zenith and an impeccable reputation of integrity and competence in his or her personal and professional activities. The committee's evaluation of potential candidates is consistent with the Board's criteria for selecting new Directors. Such criteria include the possession of such knowledge, skills, expertise and diversity of experience so as to enhance the Board's ability to manage and direct the business and affairs of Zenith, including when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or satisfy any independence requirements imposed by law, regulation or NYSE listing requirements.

        In making a determination as to the suitability of a candidate, the Nominating and Corporate Governance Committee will first assess the composition and needs of the Board at that time. If the Sponsor is a stockholder, the committee may consider the number of shares of Common Stock owned by the Sponsor and the length of time of ownership. The committee will review and discuss the reasons given by the Sponsor as to the suitability of the candidate. If deemed necessary, the committee will obtain and review publicly available information regarding the candidate and will contact and discuss with the Sponsor the suitability of the candidate. If, at this point, the committee determines that a person warrants further consideration, it will contact the person to ascertain his or her interest in membership on the Board and, if interested, obtain from him or her further information. If deemed necessary, the committee will conduct one or more interviews with the candidate, as well as contacting one or more references provided by the candidate or contacting other members of the business community or others who may have greater first-hand knowledge of the candidate's accomplishments. If deemed necessary, the committee will form a conclusion and recommendation to the Board regarding the candidate's membership on the Board.

AUDIT COMMITTEE

        The Audit Committee presently consists of Messrs. Zavis (Chairman), Coben and Rothenberg and Ms. Reynolds. (Mr. Tsai was a member of the committee at the time of his death on July 9, 2008 and subsequent to his death, the Board appointed Mr. Rothenberg to the committee. Mr. Panetta was a member of the committee at the time of his resignation on February 2, 2009 and subsequent to his resignation, the Board appointed Mr. Coben to the committee.) The primary purpose of this committee is to assist the Board's oversight of: (1) the integrity of Zenith's financial statements; (2) Zenith's compliance with legal and regulatory requirements; (3) the qualifications and independence of Zenith's independent auditors; and (4) the performance of Zenith's independent auditors and Zenith's internal audit function. The Audit Committee is directly responsible, in its sole discretion, for the selection, evaluation and compensation of Zenith's independent auditors. In connection with the oversight of the integrity of Zenith's financial statements, among other responsibilities, the Audit Committee: (i) reviews with management and the independent auditors and, if appropriate, the director of Zenith's internal audit department, Zenith's audited annual financial statements and quarterly financial statements including reviewing Zenith's specific disclosures under "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations," Zenith's critical and other accounting policies, and any major financial reporting issues that have arisen in connection with the preparation of the financial statements; (ii) attempts to resolve all disagreements between Zenith's independent auditors and management regarding financial reporting; (iii) reviews on a regular basis any problems or difficulties encountered by the independent auditors in the course of any audit work; and (iv) regularly reviews the adequacy and effectiveness of Zenith's internal control policies, including the responsibilities, budget and staffing of Zenith's internal audit function. During 2008, the Audit Committee communicated frequently with personnel from Zenith's financial and accounting department, internal audit department, actuarial department, corporate legal staff and independent auditors, including at seven meetings.

        The Charter for the Audit Committee was last revised and readopted by the Board on December 7, 2006. A copy of the current Charter is posted on Zenith's website, www.thezenith.com, and is available in print to stockholders upon written request addressed to: Corporate Secretary, Zenith National Insurance Corp., 21255 Califa St., Woodland Hills, California 91367.

        Each member of the Audit Committee is an independent director under the NYSE listing standards and other applicable laws, rules and regulations.

        All members of the Audit Committee are financially literate. The Board has determined that each of Ms. Reynolds and Mr. Rothenberg, both of whom are independent, qualify as audit committee financial experts and that each of them has accounting or related financial management expertise.

 AUDIT COMMITTEE REPORT

        The Audit Committee has reviewed and discussed Zenith's audited consolidated financial statement for the year ended December 31, 2008 with Zenith's management.

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent auditors, the matters required to be discussed with them by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP, independent auditors, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors' independence.

        Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2008 be included in Zenith's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

                            Michael Wm. Zavis, Chairman
                            Catherine B. Reynolds
                            Alan I. Rothenberg

HEALTHCARE COMMITTEE

        On February 5, 2009, the Board formed the Healthcare Committee and appointed Messrs. Nuñez (Chairman), Coben and Rothenberg as members of the committee. The purpose of the Healthcare Committee is to oversee all healthcare related matters involving the Company's workers' compensation insurance subsidiaries (the "Insurance Companies"). "Healthcare" for this purpose means all activities associated with the provision of workers' compensation medical care to injured workers, including, but not limited to, the provider networks, utilization review and medical management activities and related administrative and operational capacities of the Insurance Companies. This oversight is conducted by (1) providing general supervision and oversight of all healthcare related matters involving the Insurance Companies; (2) periodically reviewing the personnel and organizational structure of all healthcare related functions and areas of the Insurance Companies; (3) periodically reviewing audit reports, regulatory findings and other reports and materials related to the Insurance Companies' provider networks, utilization review and medical management activities, and related administrative and operational capabilities; (4) periodically reviewing the Insurance Companies' policies and procedures (or parts thereof) to make timely and appropriate medical care available to injured workers; and (5) making such recommendations and providing such guidance related to the foregoing as the Healthcare Committee determines to be appropriate.

        The Charter for the Healthcare Committee was adopted by the Board on February 5, 2009. A copy of the current Charter is posted on Zenith's website, www.thezenith.com, and is available in print to stockholders upon written request addressed to: Corporate Secretary, Zenith National Insurance Corp., 21255 Califa St., Woodland Hills, California 91367.

 DIRECTOR COMPENSATION

        During 2008, Zenith paid each Director (other than Mr. Zax, who received no additional compensation for serving as a Director) an annual cash fee of $90,000 for serving as a member of the Board. Each Director who served on a committee of the Board received an additional annual cash fee of $40,000 for each committee on which he or she served. The Director who served as Chairman of the Audit Committee received an additional annual cash fee of $10,000. All fees are paid to Directors quarterly in advance as a retainer and when a Director is appointed to the Board or a committee at other than the beginning of a calendar quarter, his or her fees for that quarter are prorated.

        A non-employee Director may elect to defer all or a portion of his or her future cash compensation pursuant to the 2003 Non-Employee Director Deferred Compensation Plan (the "Deferred Compensation Plan") by completing and returning a deferred compensation agreement to Zenith prior to December 31 of the year preceding the year in which the deferral is to be made. The Director may defer all or a portion of his or her director compensation into a deferred cash account, a stock unit account, or a combination thereof. Amounts in the deferred cash account will be credited with interest at the prime rate. Amounts in the stock unit account are represented by stock units, which will fluctuate in value in accordance with the Common Stock. The stock unit account will also be credited with additional units with respect to dividends that would have been paid if the stock units were actual shares of Common Stock. The number of stock units credited to the stock unit account with respect to deferred compensation or dividends will be determined by dividing the dollar amount of the compensation deferred, or the dividends deemed received, by the NYSE closing price per share of Common Stock on the last trading day preceding the day the deferred compensation or dividend is payable. Deferral accounts are fully vested at all times but are unfunded. All deferral elections remain in effect until changed by the Director. Subject to compliance with Section 409A of the Code, distributions under the Deferred Compensation Plan will generally commence after a participant ceases to be a non-employee Director of Zenith and are payable in cash and may be made in a lump sum or in annual installments over five or ten years as elected by the participant. Participants may also elect an early benefit distribution date as to all or a portion of accumulated benefits, which may commence no earlier than 24 months after Zenith receives the participant's deferral election.

        Under the compensation arrangement in effect in 2008 for non-employee Directors, in addition to cash compensation, 2,500 shares of restricted stock were awarded annually upon a Director's election at the Annual Meeting of Stockholders. The award is made under the Restricted Stock Plan and vest 833 shares on each of the first two anniversaries of the award date and 834 shares on the third anniversary of the award date, provided the recipient is serving as a Director on the applicable vesting date. See page 40 of this Proxy Statement for a description of the Restricted Stock Plan. (If a Director is appointed on a date other than an Annual Meeting of Stockholders, the number of shares of restricted stock awarded at the time of such appointment will be adjusted proportionately downward in order to reflect the period of time from such appointment to the next Annual Meeting of Stockholders, at which time the annual 2,500 shares will be awarded.) Directors are also reimbursed for all out of pocket expenses incurred in connection with their service on the Board or its committees. Pursuant to the terms of the Restricted Stock Plan, the 4,750 shares of unvested restricted stock held by Mr. Tsai immediately vested upon his death on July 9, 2008.

 2008 DIRECTOR COMPENSATION TABLE

        The following table sets forth the compensation received by all Directors in 2008 for service on the Board or its committees, other than Mr. Zax, who does not receive any additional compensation for serving as a Director. (Mr. Coben is not included in the table since he was appointed a Director on February 5, 2009 and did not receive any compensation for service as a Director in 2008.) The total compensation set forth in the table does not include any reimbursements made by Zenith for out-of-pocket expenses incurred by Directors in connection with their service on the Board or its committees or the direct payment by Zenith of such expenses.

Director	Fees Earned or Paid in Cash(1)		Stock Awards(2)	All Other Compensation(2)	Total
Max M. Kampelman	$130,000		$104,913	$1,900	$236,813
Fabian Nuñez*	7,500		1,839	460	9,799
Robert J. Miller	170,000		104,913	1,900	276,813
Leon E. Panetta**	170,000		104,913	1,900	276,813
Catherine B. Reynolds	140,000		104,913	1,900	246,813
Alan I. Rothenberg	140,000	(3)	104,913	1,900	246,813
William S. Sessions	130,000		104,913	1,900	236,813
Michael Wm. Zavis	180,000		104,913	1,900	286,813
Gerald Tsai, Jr.***	127,500		191,909	—	319,409

*
Mr. Nuñez was appointed a Director on December 1, 2008, so the compensation shown for him is for the balance of the year remaining after his appointment.

**
Mr. Panetta resigned from the Board on February 2, 2009 in order to accept appointment as Director of the Central Intelligence Agency.

***
Mr. Tsai died on July 9, 2008; no further fees were paid to his estate after such date; and the vesting of 4,750 shares of unvested restricted stock held by him accelerated and immediately vested on such date.

(1)
The fees earned by or paid in cash to the Directors in 2008 were for service on the Board and committees as follows:

Director	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Total
Max M. Kampelman	$90,000			$40,000	$130,000
Fabian Nuñez*	7,500				7,500
Robert J. Miller	90,000		$40,000	40,000	170,000
Leon E. Panetta	90,000	$40,000		40,000	170,000
Catherine B. Reynolds	90,000	40,000	10,000		140,000
Alan I. Rothenberg	90,000	10,000	40,000		140,000
William S. Sessions	90,000			40,000	130,000
Michael Wm. Zavis	90,000	50,000	40,000		180,000
Gerald Tsai Jr.**	67,500	30,000	30,000		127,500

  *
  Mr. Nuñez was appointed a Director on December 1, 2008, so his compensation is only for a part of the year.

  **
  Mr. Tsai died on July 9, 2008 and no further fees were paid to his estate after such date.

(2)
Certain awards of shares of restricted stock were made in 2008 and previous years under the Restricted Stock Plan. The amounts shown under the Stock Awards column consist of the compensation costs of these awards of restricted stock that were recognized in 2008 by Zenith pursuant to Statement of Financial Accounting Standards No. 123(R), "Share-Based Payments" ("FAS 123R").

  The compensation costs of restricted stock awards recognizable in any single year is established as follows: A fair value is determined for each award under FAS 123R based on the NYSE closing price per share of Common Stock on the date the award is granted since such closing price represents an "observable market price of identical or similar equity instruments in active markets." A portion of that fair value is recognized as compensation cost each year until the award vests or is forfeited. (With Directors' restricted stock, forfeiture rates are not assumed or factored into the annual compensation costs.) In determining the amount of the costs of prior awards that are to be recognized in 2008, the "modified prospective transition method" permitted by FAS 123R was used. Under FAS 123R, the value of future dividends is assumed to be reflected in the closing price per share of Common Stock, and, consequently, in the fair value of each award. Therefore, dividends paid on restricted stock are not shown separately in the table. (See page 40 of this Proxy Statement for a description of the Restricted Stock Plan.) However, this assumption that the value of future dividends is reflected in the closing price per share of Common Stock and the fair value of each award was made only with respect to regular quarterly dividends declared and paid by Zenith. That assumption was not made with respect to the extra dividend of $0.40 per share that was declared and paid in December 2008 on all outstanding shares of Common Stock. Consequently, $460 is shown for Mr. Nuñez and $1,900 for each of the other Directors (except for Mr. Tsai) under the All Other Compensation column for the extra dividend of $0.40 per share that each Director received on his or her unvested restricted stock.

  2,500 shares of restricted stock were awarded on May 13, 2008 to each non-employee Director, who was elected at the 2008 Annual Meeting of Stockholders, and 1,150 shares were awarded to Mr. Nuñez on December 3, 2008 after his appointment on December 1, 2008. Since the closing price per share of Common Stock represents an "observable market price of identical or similar equity instruments in active markets" under FAS 123R, the fair values of the awards based on the NYSE closing prices of $39.30 and $31.40 per share of Common Stock on May 13, 2008 and December 3, 2008, respectively, were:

Director	Number of Shares Awarded	Grant Date Fair Value
Max M. Kampelman	2,500	$98,250
Fabian Nuñez*	1,150	36,110
Robert J. Miller	2,500	98,250
Leon E. Panetta	2,500	98,250
Catherine B. Reynolds	2,500	98,250
Alan I. Rothenberg	2,500	98,250
William S. Sessions	2,500	98,250
Michael Wm. Zavis	2,500	98,250
Gerald Tsai, Jr.**	2,500	98,250

    *
    Mr. Nuñez was appointed a Director on December 1, 2008 and the number of shares of restricted stock awarded at the time of such appointment was adjusted proportionately downward in order to reflect the period of time from such appointment to the next Annual Meeting of Stockholders.

    **
    Mr. Tsai died on July 9, 2008.

(3)
Mr. Rothenberg is currently the only Director participating in the Deferred Compensation Plan (as described on page 18 of this Proxy Statement) and in 2008 his entire director fees earned of $140,000 were deferred into 3,756 stock units under this plan.

  As of December 31, 2007, Mr. Rothenberg's stock unit account under this plan consisted of 11,794 units, valued at $527,546 based on the NYSE closing price of $44.73 per share of Common Stock on such date. As of December 31, 2008, Mr. Rothenberg's stock unit account consisted of 16,507 stock units, valued at $521,126 based on the NYSE closing price of $31.57 per share of Common Stock on such date. The $6,420 decrease in value of Mr. Rothenberg's account during 2008 consisted of the following:

$140,000	Deferred director cash fee
35,023	Dividend equivalents
(181,443)	Change due to market value decrease

$(6,420)

Unvested Restricted Stock Held by Non-employee Directors that Vested in 2008

        The following table sets out the number of shares that each Director acquired upon the vesting of restricted stock (that is, shares of unvested restricted stock on which the restrictions lapsed in 2008) and the value realized upon vesting. The value realized is based on the NYSE closing price per share of Common Stock on the dates on which the shares vested.

	Stock Awards
Director	Number of Shares Acquired on Vesting	Value Realized on Vesting
Max M. Kampelman	2,250	$89,513
Fabian Nuñez	—	—
Robert J. Miller	2,250	89,513
Leon E. Panetta	2,250	89,513
Catherine B. Reynolds	2,250	89,513
Alan I. Rothenberg	2,250	89,513
William S. Sessions	2,250	89,513
Michael Wm. Zavis	2,250	89,513
Gerald Tsai, Jr.*	7,000	255,146

    *
    Upon Mr. Tsai's death on July 9, 2008, the vesting of 4,750 shares of unvested restricted stock held by him accelerated and immediately vested on such date.

Value of Unvested Restricted Stock Held by Non-employee Directors at 2008 Year-End

        As of December 31, 2008, the non-employee Directors' aggregate unvested restricted Common Stock holdings and their values (based on the NYSE closing price of $31.57 per share of Common Stock on December 31, 2008) were:

Director	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested
Max M. Kampelman	4,750	$149,958
Fabian Nuñez	1,150	36,306
Robert J. Miller	4,750	149,958
Leon E. Panetta	4,750	149,958
Catherine B. Reynolds	4,750	149,958
Alan I. Rothenberg	4,750	149,958
William S. Sessions	4,750	149,958
Michael Wm. Zavis	4,750	149,958
Gerald Tsai, Jr.*	—	—

    *
    Mr. Tsai died on July 9, 2008, and the vesting of 4,750 shares of unvested restricted stock held by him accelerated and immediately vested on such date.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

        The Executive Officers are elected each year at the Board meeting immediately following the Annual Meeting of Stockholders, and at other Board meetings, as appropriate. Each of the Executive Officers is an officer of Zenith and certain of its subsidiaries. Except as noted in the pertinent notes, each Executive Officer has been employed by Zenith or Zenith Insurance in executive positions for more than the past five years.

        At March 16, 2009, the Executive Officers of Zenith are:

Name	Age	Position	Term	Executive Officer Since
Stanley R. Zax	71	Chairman of the Board and President of Zenith; Chairman of the Board of Zenith Insurance	Annual	1977
Michael E. Jansen(1)	42	Executive Vice President and General Counsel of Zenith and Zenith Insurance	Annual	2006
Robert E. Meyer	59	Senior Vice President of Zenith; Executive Vice President and Chief Actuary of Zenith Insurance	Annual	2000
Jack D. Miller	63	Executive Vice President of Zenith; President of Zenith Insurance	Annual	1998
Davidson M. Pattiz(2)	41	Executive Vice President of Zenith and Zenith Insurance	Annual	2006
Keith E. Trotman	71	Executive Vice President of Zenith and Zenith Insurance	Annual	2005
Kari L. Van Gundy(3)	51	Senior Vice President, Chief Financial Officer and Treasurer of Zenith; Executive Vice President, Chief Financial Officer and Treasurer of Zenith Insurance	Annual	2006

(1)
Mr. Jansen was designated an Executive Officer in January 2006. From 2003 until January 2006, Mr. Jansen was Senior Vice President and Deputy General Counsel for PacifiCare Health Systems, Inc. From 1992 to 2003, Mr. Jansen held various positions including Vice President and Assistant General Counsel for Health Net, Inc. and its predecessor companies. Prior thereto, Mr. Jansen was an attorney with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

(2)
Mr. Pattiz was designated an Executive Officer in February 2006 and has been an employee of Zenith Insurance since October 2005. For more than five years prior to his employment with Zenith Insurance, Mr. Pattiz was an attorney with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

(3)
Ms. Van Gundy was designated an Executive Officer in July 2006 when she rejoined Zenith as Senior Vice President, Finance. In August 2006, she was named Chief Financial Officer. From October 2002 to July 2006, she was Vice President and Treasurer for GenCorp Inc. From May 1988 to September 2002, Ms. Van Gundy was employed by Zenith and it subsidiaries in various executive positions.

 COMPENSATION DISCUSSION AND ANALYSIS FOR 2008

Introduction

        Total executive compensation is designed to attract and retain our Executive Officers, including the Named Executive Officers (who are identified in the Summary Compensation Table on page 36 of this Proxy Statement), as well as reward them for above average performance over a sustained period of time. The guiding philosophies for the design of our Executive Officer compensation are to be fair, simple and transparent, easily quantifiable and related to the performance of Zenith. Total Executive Officer compensation includes base salary, cash bonuses, restricted stock awards and certain perquisites, which are discussed below under "Elements of Executive Officer Compensation." It is our belief that if our Executive Officers have substantial long-term incentives and are partners with our stockholders, the rewards to all will be maximized. We initially set out these general objectives for Executive Officer compensation over thirty years ago and the objectives continue to withstand the test of time.

        Our Executive Officers also receive certain other benefits which are available to all other full-time Zenith employees, including group health insurance, group life insurance, 401(k) Plan benefits, paid vacation and employee stock purchase plan benefits. In addition, Executive Officers are eligible, along with all other senior officers of Zenith and its subsidiaries, to an enhanced life insurance program, except for Mr. Zax, who is entitled to a specific level of life insurance coverage under his employment agreement. (See the description of the enhanced life insurance program and Mr. Zax's life insurance benefits starting on page 28 of this Proxy Statement.)

        Refer to the discussion under "Compensation Committee" starting on page 13 of this Proxy Statement for a general description of the Compensation Committee and its membership and activities in 2008. In establishing the appropriate level of compensation for our Executive Officers, the Compensation Committee relies on the experience and knowledge of its members, as well as input from the Chief Executive Officer for all Executive Officers other than himself. Zenith does not utilize benchmarking, surveys, the services of outside compensation consultants or tally sheets in making its compensation decisions.

        The following provides details on (1) the objectives of Zenith's compensation program, (2) what the program is designed to reward, (3) the specific elements of compensation, (4) why Zenith has chosen to pay each element, (5) how Zenith determines amounts to be allocated to each element and (6) how these elements fit within, and are consistent with, Zenith's overall compensation objectives.

Objective and Design of Zenith's Executive Compensation

        We believe our Executive Officers are critical to continuing our long history of success as a specialist workers' compensation insurance company with a quality service strategy. We therefore attempt to primarily align compensatory rewards of our Executive Officers with the success of Zenith's workers' compensation business operations over a sustained period of time. Executive Officers receive compensatory rewards above their existing base salary when Zenith has successful performance relative to the workers' compensation industry and the amount of the rewards to a given Executive Officer takes into consideration the Executive Officer's contribution to the successful performance of Zenith. We evaluate Zenith's performance by its overall profitability, long-term accumulation of consolidated stockholders' equity, workers' compensation combined ratio as compared to the combined ratio of the industry and the performance of its investment portfolio, including realized gains and losses.

        In determining each Executive Officer's contribution to the success of Zenith, we not only consider the manner in which the Executive Officer favorably affects Zenith's combined ratio and profitability or otherwise performs his or her operational or administrative duties, but also the ability of each Executive Officer to appropriately assess "risk versus reward" and the manner in which the Executive Officer performs in Zenith's environment, which cultivates an entrepreneurial spirit, innovation, efficiency, compliance with ethical operating standards, customer service, teamwork, an understanding and use of technology and a commitment to education.

        We believe an entrepreneurial spirit fosters above-average results, promotes sound execution of good business fundamentals and helps maintain a pool of talented employees. Compliance with strong ethical operating standards is essential to assure a disciplined business approach and to preserve Zenith's reputation. An orientation towards customer service promotes Zenith's focused workers' compensation strategy. Adherence to teamwork is crucial to the effective and efficient implementation of Zenith's goals. Understanding, adopting and using technology are necessary for Zenith to continually improve the delivery of quality services in a disciplined and efficient manner. A commitment to education means a dedication to lifelong learning and training for oneself, developing future leaders of Zenith and creating conditions so that the workforce is similarly dedicated. This dedication to continuous improvement in our aggregate knowledge and curiosity is critical to Zenith's ability to address changes in market conditions and to use such changes to its competitive advantage. In such an environment, proactive approaches that are innovative, yet controlled and well considered, are strongly encouraged and rewarded. On the operational side, activities that demonstrate an opportunistic outlook, anticipate changing business conditions and take advantage of opportunities to increase short- and long-term profits are rewarded. On the administrative side, efficiency, competence, strong compliance efforts, anticipation and avoidance of problems, as well as innovation, are rewarded.

        We believe Zenith benefits when its Executive Officers have a long-term commitment to Zenith coupled with the expectation to consistently deliver superior leadership and performance over time. As a result, we granted restricted stock to our Executive Officers (other than to Mr. Zax as described below) and have employment agreements with all Executive Officers other than Keith E. Trotman. Mr. Trotman had been employed by Zenith for more than 16 years prior to being named an Executive Officer in 2005; therefore, an employment agreement was not considered necessary to ensure his long-term commitment to Zenith. All employment agreements (other than the employment agreement for Mr. Zax, our Chief Executive Officer) have similar terms and conditions. These agreements define the specific elements of compensation provided to the Executive Officers (which are also provided to Mr. Trotman), and also contain provisions providing for the payment of post-termination benefits as described in more detail below. Mr. Zax's employment agreement expires on December 31, 2012 and the agreements of all other Executive Officers expire on October 31, 2009.

        Mr. Zax has the same compensation elements as the other Executive Officers, except for restricted stock (which he has not been granted due to his existing significant personal ownership interest in Zenith). In addition, Mr. Zax is provided with certain perquisites pursuant to his employment agreement initially entered into in 1981, as amended from time to time thereafter.

Elements of Executive Officer Compensation

        Within the context of these overarching principles, Executive Officer compensation includes the following elements, which apply generally to all Executive Officers (other than restricted stock awards which are not used as part of Mr. Zax's compensation and additional elements identified separately which apply solely to Mr. Zax):

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  Base Salary—Base salary is determined separately for each Executive Officer and is initially determined based on a number of factors including the executive's position and scope of responsibilities; the educational background, experience and expertise of the individual; and our ability to attract the individual to Zenith, which takes into account compensation received by the individual prior to joining Zenith. We also consider the total compensation offered to each Executive Officer at the time of hire in determining the initial base salary. The base salary may be increased over time for an Executive Officer based on the individual's performance and contributions to the success of Zenith. The employment agreements provide that base salaries may not be decreased. Base salary is paid in cash in 24 equal installments each year.

    Increases to the level of an Executive Officer's base salary are generally based on a combination of (1) the performance of Zenith, (2) the performance of the business segment, if any, to which the Executive Officer is principally assigned, (3) a subjective and qualitative evaluation of the personal contribution made by the Executive Officer over time, (4) the length of time since the last increase in base salary for the Executive Officer and (5) the total compensation provided to the Executive Officer, including cash bonuses and stock awards. These factors do not translate mechanically into compensation levels and compensation is not based on any formulaic weighting. Each Executive Officer's performance and compensation, including base salary, are reviewed by the Compensation Committee each December, as well as other times determined to be appropriate by the Compensation Committee. Mr. Zax provides input to the Compensation Committee on the amount and timing of base salary increases for Executive Officers, except for himself, based on the above, and subject to the discretionary approval of or modification by the Compensation Committee. Base salary increases for Mr. Zax are determined and approved by the Compensation Committee at its discretion based on the overall performance of Zenith, including the performance of the investment portfolio and increases in stockholder value attributable to his efforts. In making compensation decisions, the Compensation Committee members have the further benefits of interacting with the Executive Officers frequently with the opportunity to continually evaluate them, as well as having been on the Board for an extended period of time and gaining familiarity with Zenith's operations and executives. (The length of service as a Director for members of the Compensation Committee range from about five years to about eleven years.)

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  Annual Cash and Stock Bonus Awards—The Compensation Committee has full discretion to award both cash bonuses and shares of restricted stock to reward our Executive Officers for successful performance consistent with the compensation objectives described above. In making these annual bonus award determinations, the Compensation Committee considers input from Mr. Zax regarding the amount of annual bonus awards (other than his own) based on his discretionary judgment of the performance and contribution of each Executive Officer using the factors outlined and described above, as well as the Executive Officer's tenure with Zenith and other factors. These annual bonus awards are made through cash bonuses and through grants of restricted stock. Although ordinarily cash bonuses are paid under the Bonus Plan, the Compensation Committee also retains the ability to award discretionary cash bonuses outside of the plan. In determining the total annual bonus amount for each Executive Officer, the Compensation Committee considers the Executive Officer's total compensation.

    As for Mr. Zax, his annual bonus award (and the components thereof) are determined by the Compensation Committee at its sole discretion, based on its discretionary judgment of the performance and contributions of Mr. Zax using the factors outlined and described under "Objective and Design of Zenith's Executive Compensation" above and other factors it deems relevant, such as those described under the description of the awarding of the 2008 bonus.

    The following sets forth a description of each of these components of annual bonus awards.

    Executive Officer Bonus Plan—The Executive Officer Bonus Plan ("Bonus Plan") was initially approved by Stockholders in 1994, was amended and restated by Stockholders in 2003, and was amended in 2008 to comply with Section 409A of the Code. The Bonus Plan is described in detail on page 39 of this Proxy Statement and is designed and administered to provide an annual reward for Executive Officers when (1) Zenith achieves an underwriting profit measured by Zenith's workers' compensation combined ratio of under 100% and (2) Zenith's combined ratio is better than the workers' compensation industry by certain increments. By providing this potential annual reward, Zenith believes it provides a compelling incentive to Executive Officers to achieve underwriting profits in excess of these objective performance goals. Zenith's underwriting performance determines the maximum level of bonuses Executive Officers are eligible to receive under the Bonus Plan.

    Within the maximum levels of bonuses established when the performance goals set forth in the plan (related to Zenith's underwriting performance) are met, the Compensation Committee retains "negative discretion" in awarding lower payouts under the Bonus Plan. By setting a maximum bonus amount, which can then be reduced, the Bonus Plan complies with Section 162(m) of the Code, so that Zenith preserves its tax deduction for compensation paid under the Bonus Plan, as described under "Tax and Accounting Policies" below. Historically, although there is a performance target that establishes eligibility for compensation under the Bonus Plan, the use of negative discretion typically results in awards of compensation as if the Bonus Plan were a discretionary plan.

    Discretionary Cash Bonuses—As noted above, the Compensation Committee also retains the ability to award cash bonuses separate and outside of the Bonus Plan at its sole discretion, taking into account the factors used to determine base salary and such other factors it deems to be appropriate.

    Restricted Stock Awards—Restricted stock awards granted under the Restricted Stock Plan provide Executive Officers with equity-based incentives that are tied to Zenith's long-term stock price performance and also encourage Executive Officers to increase their ownership in Zenith. Restricted stock is awarded and issued at the sole discretion of the Compensation Committee to recognize an Executive Officer's contribution to the success of Zenith and to reinforce the Executive Officer's long-term commitment to this success, consistent with our long-term view of the business. Under the Restricted Stock Plan, stock awarded to Executive Officers vests over a four-year period, with 50% of the stock vesting two years after the grant date and the remaining 50% of the stock vesting four years after the grant date. The Restricted Stock Plan was designed with a four-year vesting schedule to provide a long-term retention vehicle for our Executive Officers and to also tie the awards to Zenith's long-term economic performance. A performance-based design was not implemented for restricted stock awards as the Bonus Plan provides adequate performance-based incentives for our Executive Officers.

    Each Executive Officer's performance and compensation, including prior stock awards, are reviewed by the Compensation Committee each December (Compensation Committee meetings are usually scheduled a year in advance). Awards of restricted stock are granted and effective on the date of the Compensation Committee meeting at which the action is taken (except that if, at the time of the committee meeting, a prospective Executive Officer had committed to joining Zenith at a later date, the award may be made effective on the future date that he or she actually commences employment).

    Mr. Zax provides input to the Compensation Committee on stock awards for Executive Officers, other than himself, and the Compensation Committee approves or modifies all awards based on the individual recipient's performance and contributions to the success of Zenith, taking into consideration the various factors described above, as well as other factors he deems relevant. There is no formula governing the number of shares awarded and the amount can be varied for each Executive Officer based on his or her individual contributions, tenure with Zenith, the length of time since the last award was granted, the number of shares previously awarded and other elements of compensation.

    Restricted stock is also generally awarded to Executive Officers on commencement of employment, subject to approval by the Compensation Committee, as a means of attracting and retaining the Executive Officer.

    Zenith has determined that its Restricted Stock Plan provides equity-based incentives aligned with the interest of stockholders for the long-term successful performance of Zenith. Stock options are no longer awarded. The last award of stock options to an Executive Officer was made in 2000, and the last exercise of stock options by an Executive Officer took place in 2005. No Executive Officer, including Mr. Zax, currently holds any outstanding stock options. Other than restricted stock, the discontinued stock options and the employee stock purchase plan (which is available to all employees), Zenith has not used any other type of equity-based compensation for its Executive Officers.

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  Perquisites and Other Personal Benefits—Perquisites and other personal benefits are provided to Executive Officers. They receive (i) at their option, either an automobile allowance (paid in cash in 24 equal installments each year) or a company car (Executive Officers provided with a company car receive imputed income for income tax purposes on the value of their personal use of the car) and (ii) the right to use Zenith's corporate aircraft for both business and limited personal use. Executive Officers are not permitted to reimburse Zenith for the costs of personal use of the corporate aircraft because reimbursement would require Zenith to operate the aircraft under a charter certificate issued by the Federal Aviation Administration, which Zenith does not have. As a result Executive Officers receive imputed income for income tax purposes on their personal use of the corporate aircraft using Standard Industry Fare Level rates pursuant to Internal Revenue Service regulations. Executive Officers have use of the corporate aircraft primarily for security reasons and also for convenience. Personal use of the corporate aircraft by Mr. Zax is limited to 125 hours of flight time per calendar year. During 2008, Mr. Zax was the only Executive Officer to utilize the corporate aircraft for personal use.

    Also, under his employment agreement, Mr. Zax is entitled to receive life insurance coverage with an aggregate face amount of at least $6,125,000. The aggregate face amount of life insurance Zenith currently maintains for Mr. Zax is $5,250,000 (which is $875,000 less than the coverage to which he is entitled to receive under his employment agreement) and Mr. Zax has consented to receive this lesser coverage amount.

    No other Executive Officers are entitled to a specific level of life insurance under their employment agreements. Executive Officers are entitled, as are all employees, to group life insurance in an amount equal to three times their annual base salary, with a ceiling of $750,000 (or a lower amount based on age). In addition, all seniors officers, including the Executive Officers (other than Mr. Zax), are provided with additional life insurance benefits in order to receive total company-paid coverage equal to four times their respective annual base salary (subject to certain underwriting requirements based on age and amount of coverage). Under the program, senior officers may also elect to participate in a variable universal life feature, allowing them to purchase additional coverage and make payments into a cash accumulation account. The options to purchase additional coverage and to make deposits to the cash accumulation account are entirely between the insurance company and the employee and are at the personal cost of the employee.

    Each senior officer (including all Executive Officers) is also paid an additional amount necessary to reimburse him or her for federal and state income taxes payable on the imputed income that he or she receives on the cost of any additional life insurance coverage in excess of the group life insurance coverage.

    Perquisites are provided to Executive Officers irrespective of any actions taken on any other element of compensation. The Compensation Committee has full discretion in determining when and to what extent to reduce or expand the perquisites available to Executive Officers. Perquisites are factored into the Compensation Committee's evaluation of what constitutes a fair salary and are considered in establishing total compensation.

    Other than standard employee benefits and the specific benefits described above, Zenith does not provide additional perquisites to its Executive Officers. The Compensation Committee believes that its total compensation package is reasonable and Zenith has demonstrated that it is able to hire and retain talented executives without offering additional perquisites.

Determination of Elements of Named Executive Officer Compensation

        The Named Executive Officers, as identified for the Summary Compensation Table at page 36 of this Proxy Statement are Mr. Zax, the Chief Executive Officer, Ms. Van Gundy, the Chief Financial Officer, and Messrs. Miller, Trotman and Meyer, Zenith's three other most highly compensated Executive Officers serving as of December 31, 2008. Following is a description of the manner in which each element of their compensation was determined.

        Mr. Zax's compensation is determined under his employment agreement, which was amended by the Compensation Committee in September 2008. (Please see page 33 of this Proxy Statement for a discussion of the changes to Mr. Zax's employment agreement.)

        Prior to the amendment, Mr. Zax's annual base salary was $2,500,000, subject to such increases as the Board or Compensation Committee may determine from time to time. No change to his annual base salary or the manner in which it was established was made by the amendment.

        For 2009, the Compensation Committee did not make any change to Mr. Zax's annual base compensation and awarded him a $1,750,000 cash bonus for 2008, which was 47% of his maximum potential bonus of $3,750,000 under the terms of the Bonus Plan. Mr. Zax was not granted any restricted stock awards because Mr. Zax has accumulated a substantial personal ownership position in Zenith over his 30 years of leading Zenith (including stock he initially purchased in 1977). The Compensation Committee at its sole discretion may elect to award restricted stock to Mr. Zax at some future date.

        The specific factors considered by the Compensation Committee in determining that there would be no change to his 2009 base salary and the 2008 bonus for Mr. Zax are discussed below.

        The Compensation Committee reviewed Mr. Zax's current base salary, as well as the amount of past increases. In determining any increases to Mr. Zax's base salary, as well as the amount of cash bonus, the Compensation Committee's decisions this year are influenced by the global fiscal and economic crisis and the manner in which Mr. Zax undertook the challenges to Zenith brought on by such crisis. The key financial measures for Zenith that were considered by the Committee included:

		Year ended December 31,
	Nine Months ended September 30, 2008*
		2008*	2007	2006
Return on average equity	11.2%	8.9%	22.9%	31.8%
Stockholders' equity per share	$28.04	$27.42	$28.93	$25.41
Stockholders' dividends per share	$1.50	$2.40	$2.84	$1.26
Workers' compensation:
Calendar year combined ratio	82.4%	86.0%	67.0%	66.3%
Accident year combined ratio	94.1%	99.0%	84.4%	80.0%
Net income per share	$2.32	$2.55	$6.27	$6.96
After tax portfolio yield	2.9%	3.0%	3.4%	3.2%
Net investment income, after tax (in millions)	$46.3	$63.6	$76.5	$70.9
Net realized (losses) gains on investments, after tax (in millions)	$(4.4)	$(12.0)	$13.2	$8.7
Unrealized (losses) gains, after tax, on investments classified as available-for-sale (in millions)	$(53.3)	$(50.2)	$12.1	$12.8

*
When the Compensation Committee considered Mr. Zax's compensation in December 2008, the results for the full 2008 year were not available, so the Committee considered results through the nine months ended September 30, 2008.

        The Compensation Committee recognized that the long-term success of Zenith is attributable to its successful management of risk (both insurance and investment). During 2008, Zenith was faced with an unprecedented crisis in the financial markets and the current recession, as well as a highly competitive workers' compensation market. The Compensation Committee recognized that under Mr. Zax's leadership, the long-term strategy of effective risk management served Zenith and its stockholders well. Specifically, the Compensation Committee recognized the following factors attributable to Zenith's success through Mr. Zax's leadership:

  Investments:    Zenith has a conservative investment portfolio which reflects the philosophy of diversification and high quality assets with a focus on compounding interest over time. Although the current credit and financial crisis resulted in decreases in the market value of Zenith's investment portfolio, as well as losses on certain securities, Zenith's 2008 net investment income offset most of this loss. Zenith has adequate liquidity and the financial strength and ability to hold its investments for a sufficient amount of time for the securities to recover their values or reach maturity. The 2008 investment portfolio decline will not significantly impact Zenith's operations due to its financial strength and liquidity.

  Workers' Compensation:    Zenith continued to execute its long-term operational strategy of adhering to a conservative and disciplined pricing and underwriting strategy in a prolonged and intensely competitive market environment. Although premiums declined in 2008 due to premium rate decreases, competition and the recession, Zenith's disciplined risk management practices are demonstrated by its low loss ratios, and its continued record of significantly outperforming the workers' compensation industry.

  Financial Strength:    After taking into account the stockholders' dividends declared in 2008 of $90.5 million, stockholders' equity was relatively unchanged, except for the decline in the value of our investment portfolio. Zenith's financial strength is intact and positions Zenith to seek out opportunities in one of the most challenging economic environments of our time. Zenith's tangible book value plus dividends per share increased 3.2% during the year.

        The Compensation Committee recognized that Mr. Zax's leadership was the key contributor to Zenith's current strong financial and strategic position and believed he should be rewarded for superb performance in 2008. However, the Compensation Committee took the following additional factors into determining the amount of the reward:

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  Significant uncertainty relative to an economic crisis and recession of unknown dimensions despite considerable government intervention.

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  On-going volatility in the financial markets which may lead to volatility in the market value of Zenith's investment portfolio and investment results.

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  Increasing expense ratios in the workers' compensation segment due to the premium declines and Zenith's commitment to quality customer service and on-going risk management.

        The Compensation Committee decided that it was appropriate to be conservative in the face of these current economic challenges and uncertainties. Therefore, the Committee decided that Mr. Zax's annual base salary would not be changed. In addition, the Committee exercised its discretion to reduce Mr. Zax's cash bonus under the Bonus Plan from the maximum potential bonus of $3,750,000 and awarded him $1,750,000. The Compensation Committee concluded, based on its own judgment and experience, that Mr. Zax's annual base salary, cash bonus and all other elements of his total compensation are fair and appropriate.

        The base salaries of Ms. Van Gundy and Messrs. Miller and Meyer are established under their current employment agreements, which do not provide for any increases unless awarded at the discretion of the Compensation Committee, with input from Mr. Zax. Although Mr. Trotman does not have an employment agreement, any increases to his base salary are also awarded at the discretion of the Compensation Committee, with input from Mr. Zax. Mr. Miller's base salary is higher than the other three officers because he is President of Zenith Insurance with broad operational responsibilities for Zenith's principal operating subsidiary, and his base salary also reflects his tenure with Zenith as well as his years of experience in the workers' compensation industry. Ms. Van Gundy's compensation reflects the mutually agreed upon base salary between herself and Zenith when she re-joined Zenith in July 2006.

Messrs. Trotman and Meyer have similar levels of base compensation, which primarily reflect their highly specialized expertise and experience, and their tenure and performance with Zenith over a long period of time.

        The Compensation Committee, with input from Mr. Zax, reviewed the performance of each of these Named Executive Officers in 2008 based on all of the factors discussed above. It determined that each officer made significant contributions to the success of Zenith based on their specific roles and responsibilities. As it did in considering Mr. Zax's 2008 bonus and his annual base salary, the Compensation Committee decided that in considering the bonuses and annual base salaries of the Named Executive Officers, it was appropriate to be conservative in the face of the current economic challenges and uncertainties. The Compensation Committee determined that their annual base salaries would not be changed, but each officer would be awarded a combination of a cash bonus and restricted stock awards as individually determined for each Named Executive Officer.

        The cash bonus for each of these four Named Executive Officers in 2008 was reduced from the maximum amount payable under the Bonus Plan because the Compensation Committee, with input from Mr. Zax, exercised negative discretion with regards to the amount of the cash bonus after considering all other elements of compensation, including, in particular, the amount of annual restricted stock awards that had been granted to each of the Named Executive Officers in 2008 based on his or her individual contributions, tenure with Zenith, the length of time since the last award was granted and the number of shares previously awarded. Mr. Trotman received a greater percentage of his maximum cash bonus because of his efforts in minimizing the impact of the financial market crisis on Zenith's investment portfolio, over which he has day-to-day operational oversight. The Compensation Committee, with input from Mr. Zax, concluded that each of these four Named Executive Officers' base salary plus all other elements of his or her total compensation was fair and appropriate. This determination recognized these Named Executive Officers' tenure and responsibilities in their current roles with Zenith, their past and continued outstanding performance and their stature in the workers' compensation industry.

        Cash bonuses approved by the Compensation Committee for 2008 were paid in a lump-sum in the first quarter of 2009 to all Executive Officers (including the Named Executive Officers).

Post-Employment Compensation

        To attract and retain our Executive Officers, we provide for various post-employment compensation arrangements in the Executive Officers' employment agreements. These arrangements also help provide our Executive Officers with financial security that permits them to professionally and consistently manage our insurance and investment segments with a long-term view of business opportunities and economic cycles.

        The post-employment arrangements for all Executive Officers with employment agreements, other than Mr. Zax's, are identical, and provide for severance payments and other benefits upon the early termination of employment due to a termination by Zenith without cause, death or disability (as defined in the agreements), or a termination by the Executive Officer by reason of a change in control or constructive termination (also defined in the agreements).

        The severance provisions in Mr. Zax's employment agreement differ in that:

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  Mr. Zax's employment agreement provides for a five-year post-termination consulting arrangement to allow Zenith to continue to benefit from Mr. Zax's experience and unique knowledge of Zenith and the workers' compensation industry for an appropriate transition period. (See page 38 of this Proxy Statement for a description of this arrangement.)

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  Mr. Zax does not have the right to terminate his employment agreement solely by reason of change of control to receive a severance payment.

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  The manner in which Mr. Zax's severance payments in the event of his death or disability is calculated is different than the manner in which they are calculated for the other Executive Officers in that he or his estate is entitled to a lump sum payment equal to twelve months of base salary and annual cash bonus upon his death or disability (less amounts received from disability benefit plans) and he or, in the event of his death, his family is entitled to continuation of health benefits for two years.

        The employment agreement of Mr. Zax will terminate in 2012 and those of the other Executive Officers will terminate in 2009. It is anticipated that extensions of the employment agreements of the other Executive Officers will be completed in the second quarter of 2009. As currently structured, under the most economically favorable scenario to any one of the Executive Officers (including Mr. Zax), he or she would be entitled to receive no more than two years of severance payments. The Compensation Committee concluded that these severance amounts were reasonable.

Amendment to Mr. Zax's Employment Agreement

        In September 2008, Mr. Zax's employment agreement was amended. In amending Mr. Zax's employment agreement, the Compensation Committee extended the term of his employment to 2012 from 2009 and retained many of the existing provisions. The Compensation Committee entered into the amendment to ensure the availability of Mr. Zax's services for another three years and also to eliminate some provisions, which were appropriate at the time they were initially incorporated into Mr. Zax's employment agreement, but are no longer necessary or relevant, as well as modifying or adding other provisions to better meet the needs of Mr. Zax, Zenith and its stockholders and to comply with Section 409A of the Code.

        The Compensation Committee also addressed a concern raised by RiskMetrics Group's ISS Governance Service in its report and recommendations issued in connection with Zenith's 2008 Annual Meeting of Stockholders that Mr. Zax's employment agreement contained a "modified single trigger change in control arrangement" permitting him to terminate his employment for any reason following a change in control and receive severance benefits. The amendment eliminated Mr. Zax's right to terminate his employment and receive a severance payment solely upon a change in control. As amended, Mr. Zax's ability to terminate his employment, whether before, after or unrelated to a change in control, and receive a severance payment will always require the existence of "Good Reason." Good Reason is defined as (a) material diminution in Mr. Zax's annual base salary; (b) material diminution in his authority, duties, responsibilities or reporting relationship; (c) material diminution in the budget over which he has authority; (d) material change in geographic work location; or (e) any other material breach of the employment agreement by Zenith. This definition of Good Reason and Mr. Zax's ability to terminate his employment and receive a severance payment based on Good Reason was added in the amendment.

        Other changes made by the amendment to the prior agreement are:

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  Provision for payment of severance in a lump sum, rather than as continued salary.

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  Removal of the concept that the severance payment is equal to salary and bonuses payable through the end of the employment term, so that severance payments would now be as follows:

Death	One year's compensation and one year's bonus
Disability	One year's compensation (less disability payments) and one year's bonus
Without cause	Two years' compensation and two years' bonus
Good Reason	Two years' compensation and two years' bonus
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  Addition of continued insurance benefits for two years for Mr. Zax and/or his family in the event of any termination due to the four events set forth above.

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  Addition of the limitation that the five-year consulting agreement is to be entered into only upon Mr. Zax's retirement or expiration of the term of the employment agreement (as opposed to the broader category of termination events in the prior agreement).

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  Addition of a definition of Cause.

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  Clarification that Mr. Zax is eligible to receive a prorated amount of his annual bonus, the full amount of the previous year's bonus or no bonus for the year of termination depending upon the date of his termination; this is in addition to the other bonus payments that may become payable as severance under the employment agreement.

        The Compensation Committee believes the amended employment agreement is simple, transparent and fair to Mr. Zax, Zenith and its stockholders, in that the level of reward to Mr. Zax is commensurate with the benefit that Zenith and its stockholders will gain from his continuing expertise and leadership.

Other Post-Retirement Benefits

        Executive Officers are not provided pension or other post-retirement benefits (other than Zenith's 401(k) Plan benefits which are available to all full-time employees); however, the overall level of compensation anticipates that each Executive Officer will be able to plan for his or her individual retirement needs. This approach is consistent with Zenith's philosophy of fair, simple and transparent compensation that is easily quantifiable and related to the performance of Zenith as further detailed above.

Tax and Accounting Policies

        Zenith has adopted FAS 123R, and applies these accounting standards when determining the value of the restricted stock awards described above.

        Section 162(m) of the Code generally limits the federal income tax deduction that a public corporation may claim for annual compensation paid to certain executive officers. The limitation with respect to each affected Executive Officer is $1,000,000 per year. However, the limitation does not apply to compensation which is performance-based, earned under a plan approved by the corporation's stockholders and which satisfies certain other conditions set forth in Section 162(m) and the regulations thereunder. Bonuses payable under the Bonus Plan are intended to comply with Section 162(m). Accordingly, the amount of any bonus payment made to Executive Officers under the Bonus Plan should not be subject to the $1,000,000 limit on deductibility. However, discretionary bonuses paid outside of the Bonus Plan and any income recognized upon the vesting of shares of restricted stock are subject to such limit on deductibility. The Board has determined that Zenith will pay annual salary (including Mr. Zax's annual salary over $1,000,000), pay potential discretionary bonuses outside of the Bonus Plan, and award shares of restricted stock to Executive Officers, even though some or all of an Executive Officer's income over $1,000,000 may not be deductible by Zenith.

        As discussed on page 29 of this Proxy Statement, all Executive Officers are paid additional amounts necessary to reimburse them for federal and state income taxes payable on the imputed income that they receive on the cost of any additional life insurance coverage in excess of the coverage provided under the group life insurance. In addition, as described starting on page 44 of this Proxy Statement, under the current employment agreements with the Executive Officers (except Mr. Trotman, who does not have an employment agreement), if one of the specified termination events occurs, an Executive Officer is entitled to the continuation of certain benefits beyond the termination date at Zenith's cost. In such event, Zenith will also pay the affected Executive Officer such additional amount necessary to reimburse him or her for all payroll taxes payable on the imputed income received due to such benefit continuation. Finally, these employment agreements provide that if there is a severance payment made in connection with a termination following a change in control, Zenith will pay any affected Executive Officer such amount as necessary to reimburse him or her for the tax due on "excess golden parachute payments" as defined in Section 280G of the Code. In general, such excess payments are defined in Section 280G as amounts paid to an individual due to a change in control in excess of three times the average of that individual's income as reported by the employer on Form W-2 for the prior five years less one dollar. If termination following a change of control had occurred on December 31, 2008, a grossed-up payment for the tax on such excess golden parachute payment would have been payable only to Ms. Van Gundy in the amount of $648,490.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for 2008 with Zenith's management.

        Based on this review and their discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis for 2008 be included in Zenith's Annual Report on Form 10-K and, as applicable, the Proxy Statement for the 2009 Annual Meeting of Stockholders to be filed with the Securities and Exchange Commission.

Robert J. Miller, Chairman Catherine B. Reynolds Alan I. Rothenberg Michael Wm. Zavis

SUMMARY COMPENSATION TABLE

        The Summary Compensation Table sets forth information regarding the compensation paid during the 2008, 2007 and 2006 fiscal years to the Named Executive Officers. The Named Executive Officers are Zenith's Chief Executive Officer, its Chief Financial Officer and its three other most highly compensated Executive Officers serving as of December 31, 2008.

        Except for the elements included under the All Other Compensation column in the table below, there are only three elements of compensation for all of these individuals—salary, cash bonus and restricted stock awards. Each of these elements of compensation is described in the sections following the Summary Compensation Table entitled "Salary and Employment Agreements," "Bonus" and "Restricted Stock Awards." The components of the entries under the All Other Compensation column are set out in footnote (3) to the Summary Compensation Table.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	All Other Compensation(2)(3)	Total
Stanley R. Zax Chairman of the Board and President of Zenith; Chairman of the Board of Zenith Insurance (Chief Executive Officer)	2008 2007 2006	$2,500,000 2,000,000 1,750,000	$1,750,000 3,000,000 3,000,000	— — —	$233,110 76,300 188,693	$4,483,110 5,076,300 4,938,693

Kari L. Van Gundy(4)
Senior Vice President, Chief Financial Officer and
Treasurer of Zenith; Executive Vice President, Chief
Financial Officer and Treasurer of Zenith Insurance
(Chief Financial Officer)

	2008 2007 2006	415,600 415,600 204,603	200,000 250,000 50,000	381,480 213,225 78,947	28,000 35,750 210,747	1,025,080 914,575 544,297
Jack D. Miller Executive Vice President of Zenith; President of Zenith Insurance	2008 2007 2006	716,000 716,000 716,000	300,000 400,000 600,000	500,401 412,815 319,442	40,959 44,250 6,600	1,557,360 1,573,065 1,642,042
Keith E. Trotman Executive Vice President of Zenith and Zenith Insurance	2008 2007 2006	550,000 550,000 453,900	400,000 500,000 600,000	454,366 408,979 319,442	31,950 53,500 15,863	1,436,316 1,512,479 1,389,205
Robert E. Meyer Senior Vice President of Zenith; Executive Vice President and Chief Actuary of Zenith Insurance	2008 2007 2006	513,350 513,350 513,350	250,000 400,000 500,000	421,223 406,421 319,442	31,523 39,250 6,600	1,216,096 1,359,021 1,339,392

(1)
Automobile allowances are included in these amounts since the recipients are not limited in the use of the amounts received. The 2008 and 2007 amounts shown for Ms. Van Gundy and Messrs. Miller and Meyer include automobile allowances of $15,600 each. The 2006 amounts shown for Ms. Van Gundy and Messrs. Miller, Trotman and Meyer include automobile allowances of $7,680, $15,600, $3,900 and $15,600, respectively. During 2006, Mr. Trotman elected to forego the automobile allowance for an automobile leased by Zenith for his use, so the amount shown for 2006 under the Salary column includes an automobile allowance for only a part of the year and the amount shown for 2006 under the All Other Compensation column includes the cost of the personal use of the leased automobile for the remainder of the year.

(2)
Certain awards of shares of restricted stock were made in 2008 and previous years under the Restricted Stock Plan. (See page 40 of this Proxy Statement for a description of the Restricted Stock Plan.) The amounts shown under the Stock Awards column consist of the compensation costs of these awards of restricted stock that were recognized in 2008, 2007 and 2006 by Zenith pursuant to FAS 123R. The compensation costs of restricted stock awards recognizable in any single year is established as follows: A fair value is determined for each award under FAS 123R based on the NYSE closing price per share of Common Stock on the date the award is granted since such closing price represents an "observable market price of identical or similar equity instruments in active markets." A portion of that fair value is recognized as compensation cost each year until the award vests or is forfeited. (Assumed forfeiture rates are not factored into the annual compensation costs.) In determining the amount of the costs of prior awards that are to be recognized in 2008, 2007 and 2006, the "modified prospective transition method" permitted by FAS 123R was used. Under FAS 123R, the value of future dividends is assumed to be reflected in the closing price per share of Common Stock, and, consequently, in the fair value of each award. Therefore, dividends paid on restricted stock are not shown separately in the table. However, this assumption that the value of future dividends is reflected in the closing price per share of Common Stock and the fair value of each award was made only with respect to regular quarterly dividends declared and paid by Zenith. That assumption was not made with respect to the extra dividend of $0.40 per share that was declared and paid in December 2008 on all outstanding shares of Common Stock. Consequently, the amount of extra dividend that each Named Executive Officer received on his or her unvested restricted stock is included under the All Other Compensation column.

(3)
Our Executive Officers do not receive company loans, country club memberships or financial planning assistance, and Zenith does not own any life insurance on their lives. The Executive Officers' health benefits (such as medical, dental and vision) and other benefits (such as group life insurance, long-term disability insurance, paid vacations and participation in a 401(k) Plan and employee stock purchase plan) are available to all full-time regular employees and, therefore, except for Zenith's matching contributions to the Executive Officer's contributions under Zenith's 401(k) Plan and Zenith's employee stock purchase plan, are not included in the above table. Included in the above table are the premiums paid by Zenith for the additional life insurance coverage on certain of the Executive Officers under the enhanced life insurance program available to all seniors officers of Zenith and its subsidiaries and the amount paid by Zenith to the senior officer to reimburse him or her for federal and state income taxes payable on the imputed income received on the cost of any additional life insurance coverage. (See page 29 of this Proxy Statement for a description of the enhanced life insurance program.)

The 2008 entries under the All Other Compensation column consist of the following amounts incurred or paid by Zenith in 2008:

Stanley R. Zax

The amount shown for Mr. Zax consists of: (a) life insurance premiums of $49,329 paid by Zenith and reimbursement of $43,308 for Mr. Zax's income tax liability on Zenith's payment of these premiums; (b) the cost of the personal use of a company-leased automobile of $22,952; and (c) the incremental cost to Zenith of $117,521 for his personal use of the corporate aircraft in compliance with Zenith's security policy. The calculation of incremental cost for personal use of the corporate aircraft includes the variable costs incurred as a result of personal flight activity (including any related empty pick-up or return flights commonly known as "deadhead flights"), such as a portion of ongoing maintenance and repairs, aircraft fuel, navigation and communications fees and any travel expenses for the flight crew. It excludes non-variable costs, such as aircraft purchase costs and depreciation, flight crew salaries, exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there was any personal use of the aircraft. Mr. Zax receives imputed income for income tax purposes on his personal usage of the corporate aircraft using Standard Industry Fare Level rates pursuant to Internal Revenue Service regulations. Mr. Zax is responsible for all taxes on this imputed income for personal aircraft usage, and he is not reimbursed for the taxes he pays.

Kari L. Van Gundy

The amount shown for Ms. Van Gundy consists of: (a) Zenith's matching contributions of $6,900 to Zenith's 401(k) Plan; (b) extra dividends of $12,500 paid on her shares of unvested restricted stock; (c) life insurance premiums of $3,038 paid by Zenith under the enhanced life insurance program for all senior officers and reimbursement of $2,562 for Ms. Van Gundy's income tax liability on Zenith's payment of these premiums; and (d) Zenith's matching contribution of $3,000 under Zenith's employee stock purchase plan.

Jack D. Miller

The amount shown for Mr. Miller consists of: (a) Zenith's matching contributions of $6,900 to Zenith's 401(k) Plan; (b) extra dividends of $14,000 paid on his shares of unvested restricted stock; and (c) life insurance premiums of $10,882 paid by Zenith under the enhanced life insurance program for all senior officers and reimbursement of $9,177 for Mr. Miller's income tax liability on Zenith's payment of these premiums.

Keith E. Trotman

The amount shown for Mr. Trotman consists of: (a) Zenith's matching contributions of $6,900 to Zenith's 401(k) Plan; (b) extra dividends of $12,800 paid on his shares of unvested restricted stock; and (c) the cost of the personal use of a company-leased automobile of $12,250.

Robert E. Meyer

The amount shown for Mr. Meyer consists of: (a) Zenith's matching contributions of $6,900 to Zenith's 401(k) Plan; (b) extra dividends of $11,000 paid on his shares of unvested restricted stock; and (c) life insurance premiums of $8,194 paid by Zenith under the enhanced life insurance program for all senior officers and reimbursement of $5,429 for Mr. Meyer's income tax liability on Zenith's payment of these premiums.

(4)
Ms. Van Gundy became Senior Vice President, Chief Financial Officer and Treasurer of Zenith and Zenith Insurance on August 1, 2006. The amounts set forth in the table for 2006 reflect the partial year of her employment with Zenith in 2006.

        Salary and bonus constitute a substantial portion of the total compensation received by each Executive Officer. This is pursuant to Zenith's philosophy that compensation be fair, simple and transparent, easily quantifiable and related to Zenith's performance.

Salary and Employment Agreements

        The salary shown in the Summary Compensation Table for each of Ms. Van Gundy and Messrs. Zax, Miller and Meyer is paid pursuant to employment agreements, which have all been approved by the Compensation Committee. Technical amendments were made to all of the employment agreements in 2008 for purposes of complying with Section 409A of the Code. Mr. Trotman does not have an employment agreement. Pertinent provisions of the employment agreements, including payments due upon early termination and a change in control are set forth below and in "Early Termination of Employment and Change in Control Arrangements" of this Proxy Statement.

Stanley R. Zax

        Stanley R. Zax, who serves as Zenith's Chairman of the Board and President (which office constitutes Zenith's Chief Executive Officer), is employed under an employment agreement effective as of December 11, 1997, which, after its latest amendment in September 2008, provides for an employment term ending on December 31, 2012 (unless further extended or renewed). Under his employment agreement, Mr. Zax is paid an annual base salary plus an annual cash bonus to be determined under the Bonus Plan and is provided the exclusive use of an automobile of his choice and certain additional benefits that are generally available to all Zenith employees. Pursuant to Mr. Zax's employment agreement, Zenith is to provide life insurance of at least $6,125,000, of which at least $5,000,000 is to be term life insurance. Currently, however, the aggregate amount of life insurance provided is $5,250,000, and Mr. Zax has consented to this lesser amount.

        Before the latest amendment to his employment agreement, Mr. Zax's annual base salary was set at $1,000,000 from 1997 through December 31, 2000; $1,200,000 for 2001 and 2002; $1,350,000 for 2003 and 2004; and $1,500,000 for 2005 through 2009, subject to such increases as the Board or Compensation Committee may determine from time to time. The Board increased Mr. Zax's annual base salary to $1,750,000 for 2006, to $2,000,000 for 2007 and to $2,500,000 for 2008. The latest amendment in September 2008 to Mr. Zax's employment agreement continues his annual base salary of $2,500,000, subject to such increases as the Board or Compensation Committee may determine from time to time. Mr. Zax's annual base salary is currently $2,500,000.

        Upon the normal expiration of Mr. Zax's employment agreement or upon his retirement, a five-year consulting agreement would be entered into between Mr. Zax and Zenith, pursuant to which Zenith would provide an office, secretarial assistance, an automobile allowance, health insurance and a consulting fee in a declining amount for each year of the five-year term of $750,000, $600,000, $500,000, $400,000 and $300,000, respectively, in return for Mr. Zax's providing consulting hours of no more than 100, 75, 50, 25 and 10 hours per quarter in the first, second, third, fourth and fifth years, respectively. The consulting agreement may be terminated by Mr. Zax for any reason or by Zenith with or without cause or based on the death or disability of Mr. Zax. In the event of any such termination, consulting fee payments to Mr. Zax would cease; however, if the termination by Zenith is without cause or is based on Mr. Zax's disability, he would continue to be provided an office, secretarial assistance, an automobile allowance and health insurance for the balance of the consulting agreement term.

Kari L. Van Gundy

        Kari L. Van Gundy, who serves as Zenith's Senior Vice President, Chief Financial Officer and Treasurer (which office constitutes Zenith's Chief Financial Officer), as well as Zenith Insurance's Executive Vice President, Chief Financial Officer and Treasurer, is employed under an employment agreement effective as of July 5, 2006. Her employment agreement provides for a term ending October 31, 2009 (unless further extended or renewed), an initial annual base salary of $400,000 with increases as the Compensation Committee may establish from time to time, eligibility for cash bonuses under the Bonus Plan, an automobile allowance and certain additional benefits that are generally available to all Zenith employees. Ms. Van Gundy's annual base salary is currently $400,000.

Jack D. Miller

        Jack D. Miller, who serves as Zenith's Executive Vice President and Zenith Insurance's President, is employed under an employment agreement effective November 1, 2004. His employment agreement provides for a term ending October 31, 2009 (unless further extended or renewed), an initial annual base salary of $700,400 with such increases as the Compensation Committee may establish from time to time, eligibility for cash bonuses under the Bonus Plan, an automobile allowance and certain additional benefits that are generally available to all Zenith employees. Mr. Miller's annual base salary is currently $700,400.

Robert E. Meyer

        Robert E. Meyer, who serves as Zenith's Senior Vice President and Zenith Insurance's Executive Vice President and Chief Actuary, is employed under an employment agreement effective November 1, 2004. His employment agreement provides for a term ending October 31, 2009 (unless further extended or renewed), an initial annual base salary of $467,750 with such increases as the Compensation Committee may establish from time to time, eligibility for cash bonuses under the Bonus Plan, an automobile allowance and certain additional benefits that are generally available to all Zenith employees. Mr. Meyer's annual base salary is currently $497,750.

Bonus

        The amounts shown in the Summary Compensation Table under the Bonus column were paid under the Bonus Plan and, as to Mr. Zax, included an additional discretionary cash bonus paid outside the Bonus Plan in 2006.

        Under the Bonus Plan, annual cash bonuses may be paid to Executive Officers based on Zenith's financial performance during the calendar year. The maximum amount of bonus potentially payable to each Executive Officer for each calendar year is determined as follows:

  •
  100% of his or her base salary at the beginning of the year if Zenith's workers' compensation combined ratio for such year is at least three percentage points, but less than five percentage points,

    below the workers' compensation industry combined ratio (in each case on a statutory accounting basis); or

  •
  150% of his or her base salary at the beginning of the year if Zenith's workers' compensation combined ratio for such year is at least five percentage points below the workers' compensation industry combined ratio (in each case on a statutory accounting basis);

provided, however, that, in either instance, the Compensation Committee may, in its sole discretion, on a case by case basis, reduce such bonus by any amount. Thus, although there is a performance target that establishes compensation under the Bonus Plan, the use of negative discretion results in awards of compensation as if the Bonus Plan were a discretionary plan. As set forth under "Compensation Discussion and Analysis for 2008" above, in determining the total amount of annual bonus award for each Executive Officer, the Compensation Committee considers and uses both cash bonuses and awards of restricted stock (refer to "Restricted Stock Awards" below for the number of shares of restricted stock that were granted in 2008 as part of the annual bonus awards to Executive Officers).

        In 2008, on a statutory accounting basis, Zenith's workers' compensation combined ratio was 86.7% and the industry's combined ratio, as reported by A.M. Best Company, was 106.0%. Zenith's combined ratio was 19.3 percentage points lower than the combined ratio for the industry and, accordingly, the objective performance goal under the Bonus Plan was met. As a result, a maximum potential bonus of up to 150% of each Executive Officer's salary as of January 1, 2008 could have been payable to each of the Named Executive Officers with respect to 2008. The Named Executive Officer's salary as of January 1, 2008, 150% of his or her salary as of January 1, 2008 and the amount of bonus paid under the Bonus Plan for 2008 to each Named Executive Officer are as follows:

Named Executive Officer	Salary at January 1, 2008	150% of Salary at January 1,2008	Cash Bonus Paid under Bonus Plan for 2008
Stanley R. Zax	$2,500,000	$3,750,000	$1,750,000
Kari L. Van Gundy	400,000	600,000	200,000
Jack D. Miller	700,400	1,050,600	300,000
Keith E. Trotman	550,000	825,000	400,000
Robert E. Meyer	497,750	746,625	250,000

        The Compensation Committee retains the ability to award cash bonuses from time to time separate from and outside of the Bonus Plan at its discretion, taking into account the factors used to determine base salary and such other factors it deems to be appropriate. The Compensation Committee did not make any cash bonus awards outside of the Bonus Plan for 2008.

Restricted Stock Awards

        The awards of restricted stock reported in the Summary Compensation Table were made under the Restricted Stock Plan. The Restricted Stock Plan permits the awarding of restricted stock to our employees and non-employee Directors. Generally, "restricted stock" is Common Stock that may not be transferred or otherwise disposed of for a specified period of time. The Compensation Committee is responsible for administering the Restricted Stock Plan.

        Management recommends individuals to the Compensation Committee to receive awards, the terms of awards to be granted and the number of shares subject to these awards. The Compensation Committee then determines whether or not to accept management's recommendation. In making these determinations, a number of factors are taken into account, including the duties and responsibilities of the individual, the value of the individual's services to Zenith, the individual's past, present and potential contribution to Zenith's success, past awards of restricted stock and other relevant factors.

        The Compensation Committee prescribes the restrictions and conditions imposed on the restricted stock award. Under the Restricted Stock Plan and the form of the restricted stock agreement, an award of restricted stock granted to an employee will become vested:

  •
  with respect to 50% of the shares subject to such award, two (2) years after the date of grant; and

  •
  with respect to the remaining 50% of the shares subject to such award, four (4) years after the date of grant,

provided the recipient is an employee on the applicable vesting date.

        Under the compensation arrangement for non-employee Directors, each non-employee Director will receive an annual award of 2,500 shares of restricted stock upon his or her election at the Annual Meeting of Stockholders. The 2,500 shares will vest 833 shares on each of the first two anniversaries of the award date and 834 shares on the third anniversary of the award date, provided the recipient is serving as a Director on the applicable vesting date. If a Director is appointed at other than an Annual Meeting of Stockholders, the number of shares of restricted stock granted at the time of such appointment will be adjusted proportionately downward in order to reflect the period of time until the next Annual Meeting of Stockholders, at which time the annual 2,500 shares will be granted.

        In general, the recipient of a restricted stock award has the rights of a holder of Common Stock, including the right to vote the shares and to receive dividends.

        Under the terms of the Restricted Stock Plan, an award of restricted stock will automatically become fully vested upon the participant's death or termination of employment or service due to disability. (In addition, vesting will accelerate pursuant to their employment agreements if Ms. Van Gundy or Messrs. Miller or Meyer is terminated without cause.) Pursuant to the Restricted Stock Plan, the Compensation Committee has the right to provide for acceleration of the vesting of an award in its discretion based upon factors it determines appropriate including, but not limited to, the attainment of certain performance-related goals, the termination of the recipient's employment or service with Zenith or change in control; provided, however, that the Compensation Committee can only waive restrictions it has established in certain limited circumstances.

        In addition, in the event of a change in control of Zenith, unless an award of restricted stock is assumed by the successor corporation or substituted with an equivalent award, the restricted stock will become fully vested and free of restrictions. A "change in control" of Zenith is defined in the Restricted Stock Plan and generally includes any of the following:

  •
  a person or entity becomes the owner of 50% or more of the voting stock of Zenith;

  •
  a majority of the Board is replaced by directors who were not approved or recommended by the incumbent Board;

  •
  Zenith's stockholders approve a plan of complete liquidation or dissolution of Zenith;

  •
  a sale of all or substantially all of the assets of Zenith, other than a sale to an entity, of which at least 50% of the combined voting power of its voting securities is owned by substantially all of the stockholders of Zenith immediately prior to such sale in substantially the same proportions as their ownership of Zenith immediately prior to such sale; or

  •
  a merger or consolidation with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of Zenith outstanding immediately prior to such merger or consolidation continuing to represent at least 50% of the combined voting power of the securities of Zenith or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization or reincorporation of Zenith in which no person or entity becomes the owner of more than 50% of the voting stock of Zenith.

GRANTS OF PLAN-BASED AWARDS IN 2008

        The number of shares of restricted stock awarded to the Named Executive Officers under the Restricted Stock Plan in 2008 and the fair values of such awards were:

Named Executive Officer	Grant Date	Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards(1)
Stanley R. Zax	—	—	—
Kari L. Van Gundy	12/3/2008	10,000	$314,000
Jack D. Miller	12/3/2008	10,000	314,000
Keith E. Trotman	12/3/2008	10,000	314,000
Robert E. Meyer	12/3/2008	7,500	235,500

(1)
Since the closing price per share of Common Stock represents an "observable market price of identical or similar equity instruments in active markets" under FAS 123R, the fair value of each award was based on the NYSE closing price per share of Common Stock on the date of award. The value of future regular quarterly dividends are assumed to be reflected in the closing price of Common Stock under FAS 123R. The NYSE closing price was $31.40 per share of Common Stock on December 3, 2008, the date of award. (See page 40 of this Proxy Statement for a description of the Restricted Stock Plan.)

  Other than the Restricted Stock Plan, Zenith has no other plans under which equity grants may be made.

OUTSTANDING EQUITY AWARDS AT 2008 YEAR-END

        None of the Named Executive Officers holds any outstanding stock options. The only equity awards held by them are shares of restricted stock. At December 31, 2008, the number of shares of unvested restricted stock and their market value are set out in the following table. Market value is based on the NYSE closing price of $31.57 per share of Common Stock on December 31, 2008.

	Stock Awards
Named Executive Officer	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
Stanley R. Zax	—	—
Kari L. Van Gundy	31,250	$986,563
Jack D. Miller	35,000	1,104,950
Keith E. Trotman	32,000	1,010,240
Robert E. Meyer	27,500	868,175

        The vesting dates for the unvested shares held at December 31, 2008 by Ms. Van Gundy and Messrs. Miller, Trotman and Meyer are:

Named Executive Officer	Month and Day	2009	2010	2011	2012	Total Unvested Shares
Kari L. Van Gundy	July 5		5,000
	December 3		5,000		5,000
	December 5	7,500		7,500
	December 7		1,250
						31,250

Jack D. Miller	December 3		5,000		5,000
	December 5	7,500		7,500
	December 6	5,000
	December 7		5,000
						35,000

Keith E. Trotman	December 3		5,000		5,000
	December 5	6,000		6,000
	December 6	5,000
	December 7		5,000
						32,000

Robert E. Meyer	December 3		3,750		3,750
	December 5	5,000		5,000
	December 6	5,000
	December 7		5,000
						27,500

 OPTION EXERCISES AND STOCK VESTED IN 2008

        None of the Named Executive Officers holds any options to acquire Common Stock. The following table sets out the number of shares that each Named Executive Officer acquired upon the vesting of restricted stock (that is, shares of restricted stock on which the restrictions lapsed in 2008) and the value realized upon vesting. The value realized is based on the NYSE closing price per share of Common Stock on the dates on which the shares vested.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting	Value Realized on Vesting
Stanley R. Zax	—	—
Kari L. Van Gundy	6,250	$215,450
Jack D. Miller	12,500	420,875
Keith E. Trotman	12,500	420,875
Robert E. Meyer	12,500	420,875

EARLY TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS

        Mr. Zax's employment agreement contains provisions for certain payments upon the early termination of his employment. The conditions under which such payments are made and the amounts of such payments are set out below. The employment agreements of Ms. Van Gundy and Messrs. Miller and Meyer are identical with respect to payments under conditions of early termination of employment as set out below. Mr. Trotman does not have an employment agreement.

        The employment agreements of Ms. Van Gundy and Messrs. Zax, Miller and Meyer are also similar in that each of them is prohibited during the term of the employment agreement and for one year thereafter from directly or indirectly influencing customers to divert their business to a competitor of Zenith and from directly or indirectly soliciting any employee of Zenith to be employed by them or any enterprise that is a competitor of Zenith. Further, during the term of the employment agreement and so long as each of Ms. Van Gundy or Messrs. Miller or Meyer is receiving benefits under the employment agreement, he or she may not compete against Zenith or own, assist, manage, advise or participate in an enterprise that competes against Zenith.

        Under the Restricted Stock Plan, shares of unvested restricted shares held by any recipient will vest upon his or her death, termination of employment due to disability or a change in control of Zenith if the successor corporation does not assume the awards of restricted stock or substitute equivalent awards for them. Accordingly, shares of unvested restricted stock held by Ms. Van Gundy and Messrs. Miller, Trotman and Meyer would be subject to such acceleration. In addition, the employment agreements of Ms. Van Gundy and Messrs. Miller and Meyer also provide for such acceleration of vesting upon a termination without cause. Mr. Zax does not presently hold any shares of unvested restricted stock.

        In the discussion that follows, in accordance with Commission rules and regulations, payments and other benefits payable upon early termination and change in control situations are set out as if the conditions for payments had occurred and/or the termination took place on December 31, 2008. In setting out such payments and benefits, we did not show amounts that had already been earned as of the termination date, such as accrued salary, accrued vacation, accrued automobile allowance, and unused floating holidays. However, if payable, we do show any accrued cash bonus payable for the year of termination. Also, we do not include any payments or benefits, such as short- and long-term disability payments and group health benefits through the month of termination, that are available to all full-time regular employees of Zenith when their employment terminates. (We did, however, choose to include group life insurance proceeds because of the manner in which the enhanced senior officer's life insurance program, as described on page 29 of this Proxy Statement, integrates with the group life insurance program.) Notwithstanding anything to the contrary in the following discussion, if Mr. Zax's employment is terminated due to death, disability, by Zenith other than for cause, or by Mr. Zax for Good Reason (as defined in his employment agreement), Mr. Zax will receive a prorated bonus for the year of termination only if such termination occurs on or after July 1 of such year. If such termination occurs at the end of a given year, but before the annual bonus for such year has been paid, Mr. Zax is entitled to receive such bonus. Such prorated or prior year bonus payment is in addition to any other bonus payments to which Mr. Zax is entitled as severance under his employment agreement and as described in the section below.

        The amounts set forth below are estimates of the amounts that would be paid to the Named Executive Officers upon their termination. The actual amounts to be paid can only be determined at the time of each Named Executive Officer's separation from Zenith.

        We will discuss payments and other benefits that would be made or made available to each Named Executive Officer upon termination of employment for the following reasons:

  •
  By Zenith for cause

  •
  By an Executive Officer voluntarily

  •
  Due to disability

  •
  Due to death while employed

  •
  By Zenith for other than for cause, disability or death

  •
  By an Executive Officer based on constructive termination (for Good Reason as to Mr. Zax)

  •
  Following a change in control

        The following table sets forth a summary of the potential payments the Named Executive Officers would receive under their employment agreements and certain benefit plans upon each of the foregoing events. In the interest of readability, we have combined certain of the payment categories. Please refer to the information that follows the summary table for more details.

Named Executive Officer	Termination Scenario	Salary and Bonus Payments	Benefits Continuation and Income Tax Reimbursements	Accelerated Vesting of Restricted Stock Value	Life Insurance Proceeds	Total
Stanley R. Zax	For cause	—	—	—	—	—
	Voluntary	—	—	—	—	—
	Disability	$7,070,000	$377,510	—	—	$7,447,510
	Death	7,250,000	22,659	—	$5,250,000	12,522,659
	Without cause	12,750,000	377,510	—	—	13,127,510
	Constructive	12,750,000	377,510	—	—	13,127,510
	Change in control(1)	—	—	—	—	—
Kari L. Van Gundy	For cause	—	—	—	—	—
	Voluntary	—	—	—	—	—
	Disability	$200,000	—	$986,563	—	$1,186,563
	Death	200,000	—	986,563	$1,600,000	2,786,563
	Without cause	700,000	$48,933	986,563	—	1,735,496
	Constructive	700,000	48,933	986,563	—	1,735,496
	Change in control(1)(2)	1,400,00	785,467	986,563	—	3,172,030
Jack D. Miller	For cause	—	—	—	—	—
	Voluntary	—	—	—	—	—
	Disability	$300,000	—	$1,104,950	—	$1,404,950
	Death	300,000	—	1,104,950	$2,000,000	3,404,950
	Without cause	1,133,667	$83,683	1,104,950	—	2,322,300
	Constructive	1,133,667	83,683	1,104,950	—	2,322,300
	Change in control(1)	2,300,800	214,650	1,104,950	—	3,620,400
Keith E. Trotman	For cause	—	—	—	—	—
	Voluntary	—	—	—	—	—
	Disability	—	—	$1,010,240	—	$1,010,240
	Death	—	—	1,010,240	$487,500	1,497,740
	Without cause	—	—	—	—	—
	Constructive	—	—	—	—	—
	Change in control(1)	—	—	1,010,240	—	1,010,240
Robert E. Meyer	For cause	—	—	—	—	—
	Voluntary	—	—	—	—	—
	Disability	$250,000	—	$868,175	—	$1,118,175
	Death	250,000	—	868,175	$1,991,000	3,109,175
	Without cause	873,125	$65,714	868,175	—	1,807,014
	Constructive	873,125	65,714	868,175	—	1,807,014
	Change in control(1)	1,745,500	180,257	868,175	—	2,793,932

(1)
In addition, if there is a change in control and termination does not occur, and if the successor corporation does not assume the awards of restricted stock or substitute equivalent awards for them, all shares of unvested restricted stock would vest. In such event, each Named Executive Officer would realize the value set forth under the Accelerated Vesting Restricted Stock Value column, but not the amounts set forth under the other columns.

(2)
Amount shown under Benefits Continuation and Income Tax Reimbursements for Ms. Van Gundy includes $648,490 in reimbursement for the 280G excise tax that she would have incurred in the event of a termination due to a change in control on December 31, 2008.

Payments upon Termination for Cause or upon Voluntary Termination

        If the employment of any of Ms. Van Gundy or Messrs. Zax, Miller or Meyer is terminated by Zenith for "cause" or by them as a voluntary resignation, they will receive their base salary through the date on which the termination was effective. "Cause" is generally defined as the continued willful failure by Ms. Van Gundy or Messrs. Miller or Meyer to substantially perform their duties with Zenith, its subsidiaries or affiliates or other willful breach of their employment agreement (other than any such failure or breach resulting from their incapacity due to the physical or mental illness, injury or similar incapacity), their conviction of a felony, violation of their obligations under the employment agreement relating to confidentiality and non-competition or willful misconduct that is materially and demonstrably injurious to Zenith.

        If a termination by Zenith of the employment of Ms. Van Gundy or Messrs. Zax, Miller or Meyer for cause had occurred, or if they had voluntarily terminated their employment, on December 31, 2008, they would not have been paid any sums or received any benefits other than the base salary that had already been earned by them through the termination date.

        If the reason Mr. Zax voluntarily terminated his employment on December 31, 2008 was because of his retirement, the five-year consulting agreement as described on page 38 of this Proxy Statement would be entered into between Mr. Zax and Zenith. Amounts relating to the consulting agreement are not set forth because Mr. Zax is required to perform ongoing service obligations to receive payments (except for benefits continuation in certain instances).

Payments upon Termination of Employment for Disability

        If Mr. Zax's employment is terminated as a result of his "disability," he will receive (1) his base salary and cash bonus earned through the termination date and (2) a lump sum amount equal to the base salary and annual cash bonus to which he would have been entitled for twelve months under his employment agreements less amounts received pursuant to any long-term disability plans. For the purpose of determining the annual cash bonus for the twelve months, such bonus would be equal to the highest annual bonus paid or payable during three consecutive years immediately preceding the year of termination. In addition, for a period of two years from Mr. Zax's termination of employment, Zenith will continue to provide him and his family with the same level of life, medical, dental and vision insurance benefits that they were receiving through Zenith immediately prior to termination. Zenith will also pay any additional amount necessary to reimburse Mr. Zax for any taxes imposed solely by reason of receipt of such insurance benefits after the date of termination of employment.

        If the employment of any of Ms. Van Gundy or Messrs. Miller or Meyer is terminated for "disability," they will receive their then base salary through the date of termination plus a pro rata share of the annual cash bonus that would have otherwise been payable with respect to the year in which employment terminated. For this purpose, if the bonus for such year has not been determined, Ms. Van Gundy and Messrs. Miller and Meyer would be entitled to a bonus equal to the bonus paid or payable with respect to the immediately preceding year.

        "Disability" is defined in the employment agreements as an Executive Officer's absence from employment (i) due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) that resulted from a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, and caused the Executive Officer to receive income replacement benefits for a period of not less than three months under an accident and health plan covering Zenith's employees; or (iii) qualifies as a disability under long term disability plan covering Zenith's employees.

        Under the Restricted Stock Plan, any shares of unvested restricted stock then held by any recipient, including Ms. Van Gundy and Messrs. Miller, Trotman and Meyer, would vest upon termination of employment due to disability. Mr. Zax does not currently hold any shares of unvested restricted stock.

        If termination by Zenith of the employment of Ms. Van Gundy or Messrs. Zax, Miller, Trotman or Meyer due to their disability had occurred on December 31, 2008, the following amounts would have been payable and they would have acquired unrestricted ownership of the shares of restricted stock in the values shown:

Named Executive Officer	Bonus for Termination Year(1)	Salary Continuation		Bonus Continuation		Benefits Continuation		Accelerated Vesting of Restricted Stock Value(2)	Total
Stanley R. Zax	$1,750,000	$2,320,000	(3)	$3,000,000	(4)	$377,510	(5)	—	$7,447,510
Kari L. Van Gundy	200,000	—		—		—		$986,563	1,186,563
Jack D. Miller	300,000	—		—		—		1,104,950	1,404,950
Keith E. Trotman	—	—		—		—		1,010,240	1,010,240
Robert E. Meyer	250,000	—		—		—		868,175	1,118,175

(1)
This column reflects cash bonuses earned for 2008 and paid in January 2009. These amounts are included in the Summary Compensation Table under the Bonus column for 2008. Because the termination for disability is assumed to have occurred on December 31, 2008, the full amount of the bonus, rather than a pro rata portion, has been reflected in this column.

(2)
Based upon the NYSE closing price of $31.57 per share of Common Stock on December 31, 2008.

(3)
Based on Mr. Zax's 2008 annual base salary of $2,500,000 less total disability payments of $180,000.

(4)
Based on the highest bonus received by Mr. Zax in the three years immediately preceding the year of termination pursuant to the terms of his employment agreement.

(5)
Amount paid for premiums for a period of two years from Mr. Zax's date of termination of employment to provide him and his family the same level of life, medical, dental and vision insurance benefits that they were receiving through Zenith immediately prior to the termination date plus additional amounts to reimburse Mr. Zax for any taxes imposed by reason of receipt of such insurance benefits after his termination of employment pursuant to the terms of his employment agreement.

Payments upon Death while Employed

        Upon Mr. Zax's death, Zenith will continue to pay either his wife, children or estate (1) his base salary and cash bonus earned through the date of death and (2) a lump sum amount equal to the base salary and annual cash bonus to which he would have been entitled for twelve months under his employment agreement. For the purpose of determining the annual cash bonus for the twelve months, such bonus would be equal to the highest annual bonus paid or payable during three consecutive years immediately preceding the year of termination. In addition, for a period of two years from Mr. Zax's death, his family will be provided the same level of medical, dental and vision insurance benefits that they were receiving through Zenith immediately prior to Mr. Zax's death. Zenith will also pay any additional amount necessary to reimburse Mr. Zax's family for any taxes imposed solely by reason of receipt of such insurance benefits after the date of his death.

        Upon the death of any of Ms. Van Gundy or Messrs. Miller or Meyer, Zenith will pay their then base salary through the date of death to her or his estate or the appropriate payee plus a pro rata share of the annual cash bonus that would have otherwise been payable with respect to the year in which employment terminated. For this purpose, if the bonus for such year has not been determined, Ms. Van Gundy and Messrs. Miller and Meyer would be entitled to a bonus equal to the bonus paid or payable with respect to the immediately preceding year.

        Under the Restricted Stock Plan, shares of unvested restricted stock then held by any recipient, including Ms. Van Gundy and Messrs. Miller, Trotman and Meyer, would vest upon death while employed. Mr. Zax does not currently hold any shares of unvested restricted stock.

        If Ms. Van Gundy or Messrs. Zax, Miller, Trotman or Meyer had died on December 31, 2008, the following amounts would have been payable and they would have acquired unrestricted ownership of the shares of restricted stock in the values shown:

Named Executive Officer	Bonus for Termination Year(1)	Salary Continuation	Bonus Continuation		Benefits Continuation		Accelerated Vesting of Restricted Stock Value(2)	Life Insurance Proceeds(3)	Total
Stanley R. Zax	$1,750,000	$2,500,000	$3,000,000	(4)	$22,659	(5)	—	$5,250,000	$12,522,659
Kari L. Van Gundy	200,000	—	—		—		$986,563	1,600,000	2,786,563
Jack D. Miller	300,000	—	—		—		1,104,950	2,000,000	3,404,950
Keith E. Trotman	—	—	—		—		1,010,240	487,500	1,497,740
Robert E. Meyer	250,000	—	—		—		868,175	1,991,000	3,109,175

(1)
This column reflects cash bonuses earned for 2008 and paid in January 2009. These amounts are included in the Summary Compensation Table under the Bonus column for 2008. Because the termination as a result of death is assumed to have occurred on December 31, 2008, the full amount of the bonus, rather than a pro rata portion has been reflected in this column.

(2)
Based upon the NYSE closing price of $31.57 per share of Common Stock on December 31, 2008.

(3)
For Mr. Zax, the proceeds shown are for the amount of life insurance currently maintained for him (although, as described above, he is entitled under his employment agreement to total aggregate coverage of $6,125,000, Mr. Zax has consented to this lesser amount of life insurance that is currently maintained for him). No other Named Executive Officer is entitled to a specific level of life insurance under his or her employment agreement. For all other Named Executive Officers, except Mr. Trotman, amounts shown are the total proceeds under the enhanced life insurance program for all senior officers of Zenith, as described on page 29 of this Proxy Statement, and includes proceeds under the group life program for all employees. Mr. Zax and Mr. Trotman do not participate in the enhanced program and the amount shown for Mr. Trotman is the proceeds under the group life program for all employees. The amount shown for Mr. Miller is less than four times his annual salary because of certain underwriting limitations related to the amount of additional coverage.

(4)
Based on the highest bonus received by Mr. Zax in the three years immediately preceding the year of termination pursuant to the terms of his employment agreement.

(5)
Amount paid for premiums for a period of two years from Mr. Zax's death to provide his family the same level of medical, dental and vision insurance benefits that they were receiving through Zenith immediately prior to Mr. Zax's death plus additional amounts to reimburse his family for any taxes imposed by reason of receipt of such insurance benefits after his death pursuant to the terms of his employment agreement.

Payments upon Termination by Zenith other than for Cause, Disability or Death

        If Mr. Zax's employment is terminated by Zenith for any reason other than for Cause (as defined in his employment agreement), disability or death, Zenith will pay Mr. Zax (1) his base salary and cash bonus earned through the termination date and (2) a lump sum amount equal to two years of (a) the base salary in effect on the date of termination and (b) annual cash bonuses. For the purpose of determining the annual cash bonuses for the two years, each such bonus would be equal to the highest annual bonus paid or payable during the three consecutive years immediately preceding the year of termination. In addition, for a period of two years from Mr. Zax's termination of employment, Zenith will continue to provide him and his family with the same level of life, medical, dental and vision insurance benefits that they were receiving through Zenith immediately prior to termination. Zenith will also pay any additional amount necessary to reimburse Mr. Zax for any taxes imposed solely by reason of receipt of such insurance benefits after the date of termination of employment.

        If the employment of any of Ms. Van Gundy or Messrs. Miller or Meyer is terminated by Zenith for any reason other than for cause, death or disability, in exchange for a release of claims, Zenith will: (1) pay them amounts at normal payroll frequency equal to their salary at the time of termination for the greater of six months or the remaining term of the employment agreement plus any cash bonus attributable to such period (the "Severance Period"); (2) arrange to provide life insurance on their lives during the Severance Period; (3) pay the COBRA premium for their and their families' coverage, as applicable, under Zenith's medical, dental, vision and employee assistance plans until the expiration of the COBRA period or the end of the Severance Period, whichever first occurs, and if COBRA expires before the Severance Period and if any of Ms. Van Gundy or Messrs. Miller or Meyer is eligible for the California equivalent of COBRA ("CA-COBRA"), pay their CA-COBRA premiums for coverage under Zenith's medical plan until the expiration of the CA-COBRA period or the Severance Period, whichever first occurs; (4) pay such additional amount necessary to reimburse them for any taxes attributable solely to the receipt of the continued benefits of life insurance coverage and under the medical, dental vision and employee assistance plans; and (5) pay such additional payment, if necessary, to assure that none of the above benefits are subject to net reduction due to the imposition of excise taxes on "excess golden parachute payments," as defined in Section 280G of the Code. In addition, any unvested restricted stock held by Ms. Van Gundy and Messrs. Miller and Meyer would vest upon such termination. For these purposes, the amount of each future year's bonus is assumed to equal the bonus for the year in which termination occurred.

        If termination of the employment of Ms. Van Gundy or Messrs. Zax, Miller or Meyer had occurred on December 31, 2008 for any reason other than for cause, disability or death, then the following amounts would have been payable, and they would have acquired unrestricted ownership of the shares of restricted stock in the values shown, under their respective employment agreements:

Named Executive Officer	Bonus for Termination Year(1)	Salary Continuation(2)	Bonus Continuation(3)	Benefits Continuation(4)	Accelerated Vesting of Restricted Stock Value(5)	280G Excise Tax Reimbursement(6)	Total
Zax	$1,750,000	$5,000,000	$6,000,000	$377,510	—	—	$13,127,510
Van Gundy	200,000	333,333	166,667	48,933	$986,563	—	1,735,496
Miller	300,000	583,667	250,000	83,683	1,104,950	—	2,322,300
Meyer	250,000	414,792	208,333	65,714	868,175	—	1,807,014

(1)
This column reflects cash bonuses earned for 2008 and paid in January 2009. These amounts are included in the Summary Compensation Table under the Bonus column for 2008. Because termination of employment is assumed to have occurred on December 31, 2008, the full amount of the bonus, rather than a pro rata portion, has been reflected in this column.

(2)
The annual base salaries on which each of the salary continuation is based for Ms. Van Gundy and Messrs. Zax, Miller and Meyer are $400,000, $2,500,000, $700,400 and $497,750, respectively. The amounts shown for Ms. Van Gundy and Messrs. Miller and Meyer are prorated through October 31, 2009, the end of the term of their employment agreements. The amount shown for Mr. Zax is for two years.

(3)
The amount shown for Mr. Zax is based on the highest bonus received by Mr. Zax in the three years immediately preceding the year of termination and is for two years pursuant to the terms of his employment agreement. The amounts shown for Ms. Van Gundy and Messrs. Miller and Meyer is based on the assumption that bonuses will equal bonuses for 2008 and are prorated through October 31, 2009, the end of the term of their employment agreements.

(4)
Amounts include reimbursement of payroll taxes due on the imputed income received. Reimbursement amounts were calculated based on maximum federal and California income taxes and Medicare tax.

(5)
Based upon the NYSE closing price of $31.57 per share of Common Stock on December 31, 2008.

(6)
Section 280G of the Code does not apply to terminations not involving changes in control.

Payments upon Constructive Termination

        The employment agreement for Mr. Zax provides that he may terminate his employment for "Good Reason," which is defined as (a) material diminution in his annual base salary, (b) material diminution in his authority, duties, responsibilities or reporting relationship, (c) material diminution in the budget over which he has authority, (d) material change in geographic work location, or (e) any other material breach of the employment agreement by Zenith. In effect, termination for Good Reason would be a constructive termination.

        The employment agreement of each of Ms. Van Gundy and Messrs. Miller and Meyer provides that they may terminate their employment by claiming a "constructive termination," which is defined in the employment agreement as a termination by any of Ms. Van Gundy or Messrs. Miller or Meyer (a) because they are prohibited or restricted in the performance of their duties, (b) because any payment due them under their employment agreement remains unpaid for more than 60 days or (c) within specified periods following a change in control. Payments upon termination by Ms. Van Gundy and Messrs. Miller and Meyer following a change in control are discussed in the next section of this Proxy Statement. (Mr. Zax has no right to payments upon termination following a change in control unless other severance provisions apply.)

        If Ms. Van Gundy or Messrs. Zax, Miller or Meyer terminated their employment based on a constructive termination, the amounts payable to them under their employment agreement are identical to the amounts payable as if they were terminated by Zenith for other than cause, disability or death. Accordingly, if any of Ms. Van Gundy or Messrs. Zax, Miller or Meyer had terminated on December 31, 2008, claiming there had been a constructive termination, then the amounts payable to them would be identical to the amounts shown in the immediately preceding table.

Payments upon Termination following a Change in Control

        Under Mr. Zax's employment agreement, the only unique right that is specific to a change in control is that all stock options, stock appreciation rights, unvested restricted stock and any and all similar rights granted to Mr. Zax, to the extent not vested and exercisable at such time, become immediately vested and exercisable. Mr. Zax does not currently hold any stock options, stock appreciation rights, unvested restricted stock or any similar rights. Further, Zenith does not currently have any plans under which stock options or stock appreciation rights may be granted.

        Consequently, at this time, Mr. Zax has no right to any payment that is specific to or based on a change in control.

        The employment agreements of Ms. Van Gundy and Messrs. Miller and Meyer permit them to terminate their employment claiming a constructive termination if there is a change in control of Zenith and they give written notice to Zenith of termination of their employment agreement within 180 days thereafter.

        A "change in control" is defined in the employment agreement of each of Ms. Van Gundy and Messrs. Miller and Meyer as either:

  •
  a merger or consolidation of Zenith with or into another company or corporation, except for:

  (a)
  a merger or consolidation which would result in the voting securities of Zenith outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of Zenith or such surviving entity outstanding immediately after such merger or consolidation; or

  (b)
  a merger or consolidation effected to implement a recapitalization of Zenith (or similar transaction) in which no "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the combined voting power of Zenith's then outstanding securities; or

  •
  a sale of all or substantially all of Zenith's assets; or

  •
  a change in the identities of a majority of the members of Zenith's Board within a one-year period or less; or

  •
  an acquisition, directly or indirectly, by any person or related group of persons (other than Zenith or a person that is controlled by Zenith), of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of Zenith's outstanding securities.

        If any of Ms. Van Gundy or Messrs. Miller or Meyer terminates employment claiming a constructive termination based on a change in control taking place, there would only be two differences in the early termination provisions in such event as compared to a constructive termination other than following a change in control. The first difference is that the "Severance Period" (as described on page 50 of this Proxy Statement) would change from the greater of six months or the remaining term of the employment agreement to the greater of two years or the remaining term of the employment agreement. The second difference is that any amounts payable for salary and cash bonus for the Severance Period would be paid in a lump sum, rather than in installments. The provisions on providing life insurance coverage and payment of COBRA or CA-COBRA premiums under Zenith's medical, dental, vision and employee assistance plans would continue to apply during the changed definition of the Severance Period.

        Under the Restricted Stock Plan, shares of unvested restricted stock then held by any recipient, including Ms. Van Gundy and Messrs. Miller, Trotman and Meyer, would vest upon a change in control if the successor corporation does not assume the awards of restricted stock or substitute equivalent awards for them. Mr. Zax does not currently hold any shares of unvested restricted stock. For the purposes of this section, it is assumed the successor corporation does not assume the awards of restricted stock or substitute equivalent awards for them.

        As a result, if termination of the employment of Ms. Van Gundy or Messrs. Miller, Trotman or Meyer had occurred on December 31, 2008, based on a change in control, the following amounts would have been payable and they would have acquired unrestricted ownership of the shares of restricted stock in the values shown:

Named Executive Officer	Bonus for Termination Year(1)	Salary Continuation	Bonus Continuation(2)	Benefits Continuation(3)	Accelerated Vesting of Restricted Stock Value(4)	280G Excise Tax Reimbursement(5)	Total
Van Gundy	$200,000	$800,000	$400,000	$136,977	$986,563	$648,490	$3,172,030
Miller	300,000	1,400,800	600,000	214,650	1,104,950	—	3,620,400
Trotman	—	—	—	—	1,010,240	—	1,010,240
Meyer	250,000	995,500	500,000	180,257	868,175	—	2,793,932

(1)
This column reflects cash bonuses earned for 2008 and paid in January 2009. These amounts are included in the Summary Compensation Table under the Bonus column for 2008. Because termination of employment is assumed to have occurred on December 31, 2008, the full amount of the bonus, rather than a pro rata portion has been reflected in this column.

(2)
Assumes annual bonuses will equal bonus for 2008.

(3)
Amounts include reimbursement of payroll taxes due on the imputed income received. Reimbursement amounts were calculated based on maximum federal and California income taxes and Medicare tax.

(4)
Based upon the NYSE closing price of $31.57 per share of Common Stock on December 31, 2008.

(5)
Calculations based on assumptions that change in control occurred on December 31, 2008 and termination of employment occurred on that date; all restricted stock awards vested on December 31, 2008; and that payments are made in a lump sum and subject to maximum federal and California income taxes and Medicare tax.

Payments Following a Change in Control (Without Termination of Employment)

        Under the Restricted Stock Plan, if there is a change in control, as described on page 41 of this Proxy Statement, and if the successor corporation does not assume the awards of restricted stock or substitute equivalent awards for them, all shares of unvested restricted stock would vest. This would include shares of unvested restricted stock held by Ms. Van Gundy and Messrs. Miller, Trotman and Meyer and such vesting would occur even if their employment is not terminated due to the change in control. Mr. Zax does not currently hold any shares of unvested restricted stock. Accordingly, if there had been a change in control under the Restricted Stock Plan on December 31, 2008, the following number of unvested shares would have vested for Ms. Van Gundy and Messrs. Miller, Trotman and Meyer at the values shown based on the NYSE closing price of $31.57 per share of Common Stock on December 31, 2008 if the successor corporation had not assumed the awards of restricted stock or substituted equivalent awards for them:

Named Executive Officer	Number of Shares	Market Value
Kari L. Van Gundy	31,250	$986,563
Jack D. Miller	35,000	1,104,950
Keith E. Trotman	32,000	1,010,240
Robert E. Meyer	27,500	868,175

 EQUITY COMPENSATION PLAN INFORMATION

        The following is a summary, as of December 31, 2008, of the shares of Common Stock that may be issued pursuant to outstanding options, rights or warrants granted under Zenith's equity compensation plans and the number of shares available for future issuance under such plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—		—		218,475	(1)
Equity compensation plans not approved by security holders(2)	—		—		—

Total	—	(3)	—	(3)	218,475	(1)

(1)
These are available under the Restricted Stock Plan.

(2)
There are currently no equity compensation plans not approved by security holders.

(3)
Zenith currently does not maintain any plan under which options, warrants or rights may be issued.

        Zenith also maintains an employee stock purchase plan that was approved by stockholders in 2007 and which is available to all employees. Under the terms of the plan, a participant may elect to contribute, by payroll deduction, up to 25% of his or her pre-tax salary or wages on a calendar-year basis. Each participant's contribution is matched by a cash contribution from Zenith of 25% of the participant's payroll deductions and the combined amount is used to purchase Common Stock on the open market for the participant. No securities are issuable under the employee stock purchase plan. Zenith's matching contribution is limited to $1,000,000 per calendar year on a plan-wide basis and upon reaching this limit, no further matching contributions may be made by Zenith for the remainder of the calendar year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        All decisions on Executive Officer compensation for 2008 were made by the Compensation Committee. Until Mr. Tsai's death on July 9, 2008, the committee consisted of Messrs. Tsai (Chairman), Miller, Rothenberg and Zavis. Following Mr. Tsai's death, Mr. Miller was appointed Chairman of the committee and Ms. Reynolds was appointed to the committee, joining Messrs. Miller, Rothenberg and Zavis. None of the members of the committee is or was an officer or employee of Zenith or any of its subsidiaries and none of them has any relationship with Zenith that is required to be disclosed.

 RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS ZENITH'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009
(Item 2 on Proxy Card)

        Because it is a public company, Zenith's independent auditors are required to be an Independent Registered Public Accounting Firm pursuant to the rules and regulations of the Public Company Accounting Oversight Board. PricewaterhouseCoopers LLP ("PwC"), an Independent Registered Public Accounting Firm, was Zenith's independent auditors for fiscal year 2008. The Audit Committee has appointed PwC as the Independent Registered Public Accounting Firm to serve as independent auditors to examine and report to stockholders on the consolidated financial statements of Zenith and its subsidiaries for fiscal year 2009. We are asking stockholders to ratify the appointment of PwC as Zenith's Independent Registered Public Accounting Firm. Representatives of PwC will be present at the Annual Meeting and will be given an opportunity to make a statement, as well as being available to respond to appropriate questions.

INFORMATION RELATING TO INDEPENDENT AUDITORS AND THEIR FEES

Independent Auditors Fees

        Fees billed to Zenith by PwC during 2008 and 2007 were as follows:

Audit Fees

        The aggregate fees (including expenses) billed in 2008 and 2007 to Zenith by PwC for professional services rendered for the audit of Zenith's financial statements for the years ended December 31, 2008 and December 31, 2007, reviews of financial statements included in the Quarterly Reports on Form 10-Q for 2008 and 2007, and in connection with Zenith's statutory and regulatory filings for 2008 and 2007 were $1,821,500 and $1,588,700, respectively.

Audit-Related Fees

        The aggregate fees (including expenses) billed to Zenith in 2008 and 2007 by PwC for assurance and related services by PwC that are reasonably related to the performance of the audit or reviews of Zenith's financial statements for 2008 and 2007 that are not reported under "Audit Fees" were $86,000 and $51,000, respectively. The services comprising these fees were the audits of Zenith's 401(k) Plan performed in 2008 and 2007.

Tax Fees

        The aggregate fees billed to Zenith in 2008 and 2007 by PwC for professional services rendered by PwC for tax compliance, tax advice and tax planning were $140,000 and $91,700, respectively. The services comprising these fees were primarily reviews and advice on Zenith's federal income and state franchise tax returns for 2008 and 2007.

All Other Fees

        The aggregate fees billed to Zenith in 2008 and 2007 by PwC for products and services (other than the services reported under "Audit Fees," "Audit-Related Fees" and "Tax Fees") were $19,000 and $8,500, respectively. In 2008, the fees were for licenses to use PwC's proprietary accounting research tool and to use PwC's proprietary benchmarking tool and in 2007, the fees were for a license to use PwC's proprietary accounting research tool.

Pre-Approval of Independent Auditors' Services

        All of PwC's services were pre-approved by the Audit Committee in 2008. The Audit Committee pre-approves services either: (1) by approving a request from management to engage PwC for a specific project at a specific fee or rates; or (2) by pre-approving certain types of services that would comprise the fees within each of the above captions at PwC's usual and customary rates. Under this second category, the services pre-approved for each of the above captions were: "Audit Services"—review of unaudited consolidated quarterly financial statements included in the Quarterly Reports on Form 10-Q prior to filing with the Commission; "Tax Fees"—review of, and advice on, federal and state tax returns; and "All Other Fees"—license of PwC's proprietary accounting research database.

        There were no waivers of the pre-approval requirements. All services were pre-approved by the Audit Committee prior to the commencement of services by PwC.

        Stockholder ratification of the appointment of PwC as Zenith's independent auditors is not required under Delaware law or under our Certificate of Incorporation or Bylaws. If stockholders do not ratify the appointment of PwC as Zenith's independent auditors for fiscal year 2009, the Audit Committee will evaluate what would be in the best interests of Zenith and its stockholders and consider whether to appoint new independent auditors or keep PwC as Zenith's independent auditors. Even if stockholders ratify the appointment of PwC, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such change would be in the best interests of Zenith and its stockholders.

        In order to be adopted, this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and voted at the Annual Meeting, including abstentions.

        OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS ZENITH'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

 CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

        A "Code of Ethics for Senior Financial Officers" was revised and readopted by the Board on February 11, 2004. This code applies to Zenith's principal executive officer, its principal financial officer and its principal accounting officer. A copy of the current code is posted on Zenith's website, www.thezenith.com, and is also available in print to stockholders upon written request addressed to: Corporate Secretary, Zenith National Insurance Corp., 21255 Califa St., Woodland Hills, California 91367.

CODE OF BUSINESS CONDUCT

        A "Code of Business Conduct" was revised and readopted by the Board on December 7, 2006. This code, which governs business conduct and ethics, applies to Zenith's directors, officers and employees. A copy of the current code is posted on Zenith's website, www.thezenith.com, and is also available in print to stockholders upon written request addressed to: Corporate Secretary, Zenith National Insurance Corp., 21255 Califa St., Woodland Hills, California 91367.

 RELATED PERSON TRANSACTIONS APPROVAL POLICY AND PROCEDURES

        The Board adopted a written Related Person Transactions Policy on December 7, 2006, which requires the review and approval by the Audit Committee of all transactions between Zenith and any Director, Executive Officer, 5% or greater stockholder, an immediate family member of any of the foregoing, or any entity of which any of the foregoing persons is an employee, principal or significant owner. If the Audit Committee is unable to convene, the Chair of the Audit Committee is delegated the authority to review and approve transactions subject to the policy. In addition, the General Counsel and the Chief Financial Officer of Zenith are responsible for the day-to-day enforcement of the policy. Excluded from review and approval under the policy are donations to a charitable or not-for-profit organization of $100,000 or less in any calendar year, political contributions of $50,000 or less in any calendar year, and compensation, benefits and perquisites that have been approved in accordance with other established procedures of Zenith.

        During 2008, there were no transactions that required review or approval as a related person transaction under the Related Person Transactions Policy.

        The Related Person Transactions Policy is posted on Zenith's website, www.thezenith.com, and is also available in print to stockholders upon written request addressed to: Corporate Secretary, Zenith National Insurance Corp., 21255 Califa St., Woodland Hills, California 91367.

STOCKHOLDER PROPOSALS AT THE NEXT ANNUAL
MEETING OF STOCKHOLDERS

        Stockholders of Zenith who intend to submit proposals to Zenith's stockholders at the next annual meeting of stockholders to be held in 2010 must submit such proposals to Zenith no later than November 24, 2009 in order for them to be included in Zenith's proxy materials for such meeting or no later than February 7, 2010 if proposals are not sought to be included in such proxy materials. Stockholder proposals should be submitted to: Corporate Secretary, Zenith National Insurance Corp., 21255 Califa St., Woodland Hills, California 91367.

By Order of the Board of Directors
/s/ HYMAN J. LEE JR. Hyman J. Lee Jr. Vice President and Secretary
Dated: March 24, 2009

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by the times and dates indicated on the reverse side of this proxy.

Vote by Internet
• Log on to www.envisionreports.com/zenith.
• Follow the steps outlined on the secure website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all of the nominees listed in Item 1 and FOR Item 2.

1. Election of Directors:	01 - Jerome L. Coben	02 - Max M. Kampelman	03 - Robert J. Miller
	04 - Fabian Nuñez	05 - Catherine B. Reynolds	06 - Alan I. Rothenberg
	07 - William S. Sessions	08 - Michael Wm. Zavis	09 - Stanley R. Zax

[ ]	Mark here to vote FOR all nominees

[ ]	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09
[ ]	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

2. Ratify the appointment of PricewaterhouseCoopers LLP as Zenith’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009.	For [ ]	Against [ ]	Abstain [ ]	3. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print your new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2009

The proxy statement and annual report to stockholders are available at www.envisionreports.com/zenith.

Internet and telephone voting are available through 11:59 PM, Eastern Time, May 12, 2009 for Stockholders of Record.  Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet and telephone voting are available through 11:59 PM, Eastern Time, May 10, 2009 for Zenith’s 401(k) Plan participants. Your internet or telephone vote authorizes Schwab Trust to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet and telephone voting are available through 11:59 PM, Eastern Time, May 10, 2009 for Zenith’s ESPP participants. Your internet or telephone vote authorizes Merrill Lynch to vote your shares in the same manner as if you marked, signed and returned your proxy card.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Zenith National Insurance Corp.

Proxy Solicited by Board of Directors for Annual Meeting — May 13, 2009

The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated March 24, 2009, hereby appoints Stanley R. Zax and Jack D. Miller, or either of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders (“2009 Annual Meeting”) of Zenith National Insurance Corp. (“Zenith”) to be held on May 13, 2009, at 9:00 AM, Pacific Time, at 21255 Califa Street, Woodland Hills, California, and at any adjournments thereof and to vote in accordance with the instructions on the reverse side all shares of Zenith’s common stock, $1 par value per share (“Zenith Common Stock”), which the undersigned is entitled to vote.

If the undersigned is a participant in Zenith’s 401(k) Plan, the undersigned also directs The Charles Schwab Trust Company (“Schwab Trust”), as trustee under the plan, to vote all shares of Zenith Common Stock allocated to the undersigned under the plan at the 2009 Annual Meeting in accordance with the instructions on the reverse side.  (If you fail to give voting instructions to Schwab Trust, it will vote your shares in the plan in the same proportion that other plan participants voted their shares in the plan.)

If the undersigned is a participant in Zenith’s Employee Stock Purchase Plan (“ESPP”), the undersigned also directs Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), which holds the ESPP shares in a broker’s account for the benefit of ESPP participants, to vote all shares of Zenith Common Stock allocated to the undersigned under the ESPP at the 2009 Annual Meeting in accordance with the instructions on the reverse side. (If you fail to give voting instructions to Merrill Lynch, it will not vote the shares allocated to your ESPP account.)

IN THE EVENT OF CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS, THE PROXIES MAY DISTRIBUTE THE VOTES REPRESENTED BY THIS PROXY AMONG THE NOMINEES IN SUCH PROPORTION AS DETERMINED IN THEIR DISCRETION, EXCEPT THAT NONE OF YOUR VOTES WILL BE CAST FOR ANY NOMINEE AS TO WHOM YOU INSTRUCT THAT YOUR VOTES BE WITHHELD.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS OF THE UNDERSIGNED, BUT IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS LISTED IN ITEM 1 AND FOR ITEM 2.

(Continued, and to be marked, dated and signed on the reverse side)